Exhibit 4.9
Execution Version

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CRESTWOOD NIOBRARA LLC
a Delaware Limited Liability Company
Dated as of December 28, 2017
Limited liability company interests in Crestwood Niobrara LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state. The interests are being sold in reliance upon exemptions from such registration or qualification requirements. The interests cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in the Second Amended and Restated Limited Liability Company Agreement of Crestwood Niobrara LLC, as such may be amended or restated from time to time, and applicable federal and state securities laws.

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS
1.01    Certain Definitions    1
1.02    Construction.    17
ARTICLE II
ORGANIZATION
2.01    Continuation of the Company    17
2.02    Name    18
2.03    Registered Office; Registered Agent    18
2.04    Principal Office    18
2.05    Purpose; Powers    18
2.06    Fiscal Year; Tax Year    18
2.07    Foreign Qualification Governmental Filings    18
2.08    Term    18
ARTICLE III
MEMBERS; TRANSFERS OF INTERESTS
3.01    Members    19
3.02    Restrictions on the Transfer of Interests    19
3.03    Right of First Offer on Transfer of Units.    19
3.04    Right of First Offer on Indirect Holdings Member Transfer.    20
3.05    Requirements Applicable to All Transfers    22
3.06    Additional Members    22
3.07    Representations and Warranties    23
3.08    Liability to Third Parties    23
3.09    Representations and Warranties Made by Crestwood Member    23
3.10    Tag-Along Right    23
ARTICLE IV
CAPITAL CONTRIBUTIONS; REDEMPTIONS OF PREFERRED UNITS
4.01    Interests    24
4.02    Capital Contributions.    25

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4.03    Funding Defaults    27
4.04    Withdrawal or Return of Capital    29
4.05    Further Contributions    29
4.06    Redemption of Preferred Units    30
4.07    Conversion of Preferred Units.    36
ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS
5.01    Distributions    38
5.02    Allocations    40
ARTICLE VI
MANAGEMENT
6.01    Authority of the Managing Member    44
6.02    Actions Requiring Holdings Member Consent    44
6.03    Opportunities; Midstream Project Opportunities    49
6.04    Indemnification; Limitation of Liability    52
6.05    No Recourse Against Nonparty Affiliates    53
6.06    Initial Budget and Annual Budgets    54
ARTICLE VII
RIGHTS OF MEMBERS; CONFIDENTIALITY
7.01    Access to Information    54
7.02    Financial Reports    55
7.03    Audits    56
7.04    Confidentiality    56
7.05    Press Releases    57
ARTICLE VIII
TAXES
8.01    Tax Returns    57
8.02    Tax Elections    57
8.03    Tax Audits    57
ARTICLE IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

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9.01    Maintenance of Books and Records    58
9.02    Reports    58
9.03    Bank Accounts    59
ARTICLE X
DISSOLUTION, LIQUIDATION AND TERMINATION
10.01    Dissolution    59
10.02    Liquidation and Termination    59
10.03    Cancellation of Filing    60
ARTICLE XI
GENERAL PROVISIONS
11.01    Notices    61
11.02    Entire Agreement; Third Party Beneficiaries    61
11.03    Effect of Waiver or Consent    61
11.04    Amendment or Modification    61
11.05    Survivability of Terms    61
11.06    Binding Effect    62
11.07    Governing Law; Severability    62
11.08    Consent to Jurisdiction; Waiver of Jury Trial    62
11.09    Further Assurances    62
11.10    Title to Company Property    62
11.11    Counterparts    62
11.12    Electronic Transmissions    63
11.13    Equitable Relief    63

Schedule I – Existing Agreements within the Area of Interest

Exhibit A – Members, Classes, Capital Contributions and Units
Exhibit B – Form of Pre-Distribution Certification
Exhibit C – Sample Calculation of IRR
Exhibit D – Initial Budget

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CRESTWOOD NIOBRARA LLC
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Crestwood Niobrara LLC, a Delaware limited liability company (the “Company”), is made and entered into by and between CN Jackalope Holdings, LLC, a Delaware limited liability company, Crestwood Midstream Partners LP, a Delaware limited partnership, and, solely for the purposes of the provisions set forth on its signature page to this Agreement, Crestwood Equity Partners LP, a Delaware limited partnership (“CEQP”), effective as of December 28, 2017 (the “Effective Date”). Capitalized terms used herein without definition have the meanings set forth in Section 1.01.
Article I
DEFINITIONS
1.01    Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Accordion Capital Contribution” has the meaning set forth in Section 4.02(b)(i).
“Act” means the Delaware Limited Liability Company Act and any successor statute, each as amended from time to time.
“Adjusted Available Cash” means, with respect to any Fiscal Quarter ending prior to the Liquidation Date, (a) the sum of all cash and cash equivalents on-hand at the end of a Fiscal Quarter, excluding, however, any Special Proceeds, less (b) an amount of cash reserves established by the Managing Member to cover the reasonably anticipated working capital needs of the Company in the then-current Fiscal Quarter, which amount shall not exceed $500,000. Notwithstanding the foregoing, “Adjusted Available Cash” with respect to the Fiscal Quarter in which the Liquidation Date occurs and any subsequent Fiscal Quarter shall equal zero.
“Adjusted Capex Amount” means, as of any date of determination, and subject to Section 4.05(a), an amount equal to the product of (a) the product of (i) 0.4999 multiplied by (ii) a fraction, the numerator of which is the number of Series A-2 Preferred Units held by the Holdings Member at the time of Conversion and the denominator of which is the total number of Series A-2 Preferred Units then outstanding multiplied by (b) sum of the following: (i) the aggregate amount of Capital Contributions made by the Crestwood Member after the Effective Date in respect of its Common Units, less (ii) the aggregate amount of distributions paid to the Crestwood Member after the Effective Date in respect of its Common Units, plus (iii) the aggregate distributions paid to the Holdings Member and the Crestwood Member in respect of Series A-2 Preferred Units and the aggregate amount of Special Proceeds paid pursuant to Section 5.01(c)(i) in respect of Series A-2 Preferred Units, less (iv) the aggregate amount of Accordion Capital Contributions made by the Holdings Member and the Crestwood Member; provided, that in no event shall the Adjusted Capex Amount be less than zero.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Tax Year or other period, after giving effect to the following adjustments:
(a)    adding to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)    subtracting from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.
“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the first Person. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by agreement or otherwise.
“Agreed Midstream Project” has the meaning set forth in Section 6.03(d)(i).
“Agreed Midstream Services” means the development and operation of any Agreed Midstream Project.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Annual Budget” means the Initial Budget and each subsequent annual operating budget of the Company, as each such subsequent annual operating budget is approved (a) prior to a Conversion, by the Managing Member and (b) following a Conversion, pursuant to Section 6.02(b)(xv) or as otherwise in effect pursuant to Section 6.06.
“Area of Interest” means Converse County and Campbell County, each in the State of Wyoming.
“Available Cash” means, with respect to any Fiscal Quarter ending prior to the Liquidation Date:
(a)    the sum of all cash and cash equivalents of the Company on hand at the end of such Fiscal Quarter, excluding, however, any Special Proceeds; less
(b)    the amount of any cash reserves established by the Managing Member to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Fiscal Quarter or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject;
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
provided, however, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Fiscal Quarter, but on or before the date of determination of Available Cash with respect to such Fiscal Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Fiscal Quarter if the Managing Member so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Fiscal Quarter in which the Liquidation Date occurs and any subsequent Fiscal Quarter shall equal zero.
“Big Four Firm” means Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers.
“Book Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    the Book Value of any asset contributed by a Member to the Company is the gross Fair Market Value of such asset as jointly determined by the Members at the time of contribution;
(b)    the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as jointly determined by the Members taking into account the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2), as of the following times: (i) immediately before the acquisition of any interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company; (ii) immediately before the distribution by the Company to the Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) immediately before the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(c)    the Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution as determined jointly by the Members; and
(d)    the Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
If the Book Value of a Company asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Book Value shall thereafter be adjusted by the depreciation, amortization or other cost recovery deductions taken into account with respect to such asset for purposes of maintaining Capital Accounts.
“Business” means (a) gathering, treatment or processing of natural gas or gathering of crude oil or (b) owning an equity interest in any Person engaged in any of the activities referenced in clause (a) if at the time of the initial acquisition of such equity interest the activities referenced in clause (a) generated more than 25% of the revenues of such Person for the most recently completed fiscal year of such Person.
“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York, are authorized or obligated by law to close.
“Capital” means the amount of cash and the Fair Market Value, as jointly determined by the Members, of any property (net of any liabilities assumed by the Company or which are secured by any property contributed by such Member to the Company) contributed to the Company by the Members pursuant to the terms of this Agreement.
“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:
(a)    To each Member’s Capital Account there will be added (i) the amount of cash and the Fair Market Value of any other asset contributed by such Member to the Company pursuant to any provision of this Agreement, (ii) such Member’s allocable share of any items of Company income or gain, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.
(b)    From each Member’s Capital Account there will be subtracted (i) the amount of cash and the Fair Market Value of any other Company assets distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of any items of Company deduction or loss, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
Notwithstanding the foregoing, adjustments to the foregoing may be made in the discretion of the Managing Member, with the consent of the Holdings Member, in order to comply with the Treasury Regulations promulgated under Section 704 of the Code, adjustments shall be made to the Members’ Capital Accounts in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3). In the event any Interest is Transferred (other than by pledge of, or grant of a security interest in, such Interest) in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Interest that is Transferred.

“Capital Contribution” means, subject to Section 4.05, any amount of Capital contributed to the Company by a Member pursuant to the terms of this Agreement. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of the Units of such Member.
“CEQP” has the meaning set forth in the preamble.
“CEQP Guaranty” has the meaning set forth in Section 4.06(g).
“CEQP Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of CEQP, dated as of April 11, 2014, as amended or restated prior to the Effective Date and as further amended or restated from time to time.
“CEQP Unit” has the meaning given to the term “Common Unit” in the CEQP Partnership Agreement, provided that such security is newly issued and is listed or admitted to trading on a National Securities Exchange. For all purposes hereunder, references to CEQP Units shall also be deemed to be references to any security into which “Common Units” (or any successor securities) are converted or exchanged (whether as a result of a recapitalization, reclassification, merger or otherwise), provided that any such security is newly issued and is listed or admitted to trading on a National Securities Exchange.
“CEQP Unit Price” means, as of any determination date, an amount equal to (a) ***, times (b) the volume-weighted average trading price of a CEQP Unit for the *** trading days immediately preceding such determination date.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
“Certificate” has the meaning set forth in Section 2.01.
“Change of Control Redemption Notice” has the meaning set forth in Section 4.06(b).
“Change of Control Redemption Price” means, as applicable, with respect to each Series A-2 Preferred Unit and each Series B Preferred Unit:
(a) solely in the circumstance of a Crestwood Change of Control, an amount per Series A-2 Preferred Unit equal to *** of the Series A-2 Liquidation Amount and an amount per Series B Preferred Unit equal to *** of the Series B Liquidation Amount, respectively;
(b) solely in the circumstance of a Company Change of Control, an amount determined as follows:
(i)    if the Company Change of Control occurs on or prior to the first anniversary of the Effective Date, an amount per Series A-2 Preferred Unit equal to *** of the Series A-2 Liquidation Amount and an amount per Series B Preferred Unit equal to *** of the Series B Liquidation Amount, respectively;

(ii)    if the Company Change of Control occurs following the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, an amount per Series A-2 Preferred Unit equal to *** of the Series A-2 Liquidation Amount and an amount per Series B Preferred Unit equal to *** of the Series B Liquidation Amount, respectively;
(iii)    if the Company Change of Control occurs following the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date, an amount per Series A-2 Preferred Unit equal to *** of the Series A-2 Liquidation Amount and an amount per Series B Preferred Unit equal to *** of the Series B Liquidation Amount, respectively;
(iv)    if the Company Change of Control occurs following the third anniversary of the Effective Date but on or prior to the fourth anniversary of the Effective Date, an amount per Series A-2 Preferred Unit equal to *** of the Series A-2 Liquidation Amount and an amount per Series B Preferred Unit equal to *** of the Series B Liquidation Amount, respectively; or
(v)    if the Company Change of Control occurs following the fourth anniversary of the Effective Date, an amount per Series A-2 Preferred Unit equal to the Series A-2 Liquidation Amount and an amount per Series B Preferred Unit equal to the Series B Liquidation Amount, respectively.
“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
“Collection Costs” means any costs and expenses, including, without limitation, attorney’s fees and costs, incurred by the Company or a non-defaulting Member in connection with collecting all or any portion of a Post-Conversion Default.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
“Common Member” means any Member holding Common Units.
“Common Unit Price” means $1.00 per Common Unit.
“Common Units” means the Common Units issued to the Crestwood Member as set forth on Exhibit A as of the Effective Date and any other Units issued after the date hereof and designated as Common Units.
“Company” has the meaning set forth in the introductory paragraph hereof.
“Company Change of Control” means any event or transaction, or series of related events or transactions, the result of which is that neither the Crestwood Member as of the Effective Date nor the Holdings Member (or any investor therein) is, or directly or indirectly Controls, the Managing

Member; provided, that any event or transaction, or series of related events or transactions, that constitute a Crestwood Change of Control pursuant to clause (a), (c) or (d) of that definition shall not be considered a Company Change of Control.
“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”
“Competitor” means, as of any date of determination, any Person that is engaged in the Business in the Area of Interest as of such date; provided, however, that (x) “Access” (as such term is defined in the Jackalope LLC Agreement) or its successor under the Jackalope LLC Agreement shall not be a Competitor if it were to become a Member or a direct or indirect owner of a Member pursuant to Section 4.2 of the Jackalope LLC Agreement and (y) a private equity fund, infrastructure fund or other financial investor shall not be a Competitor unless it has an Affiliate that would satisfy the foregoing definition of Competitor.
“Consideration Election Notice” has the meaning set forth in Section 4.06(b).
“Control”, “Controlling” or “Controlled” as to any Entity means (a) the possession, directly or indirectly, through one or more intermediaries, of the right to more than 50% of the distributions therefrom (including liquidating distributions); or (b) the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of such Entity by contract or otherwise.
“Conversion” has the meaning set forth in Section 4.07(a).
“Conversion Notice” has the meaning set forth in Section 4.07(a).
“Conversion Notice Deadline” has the meaning set forth in Section 4.07(a).
“Crestwood Additional Capital Contribution” has the meaning set forth in Section 4.02(b)(i).
“Crestwood Change of Control” means the occurrence of any of the following: (a) any circumstance after which both (I) First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased to be the general partner of CEQP (or the controlling equityholder or general partner of any successor to CEQP) and (II) Robert Phillips has ceased to be the Chief Executive Officer of CEQP, (b) any circumstance pursuant to which the CEQP Units are no longer listed or admitted to trading on a National Securities Exchange, (c) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties and assets of CEQP to a Person other than any of its Affiliates or (d) any dissolution or liquidation of CEQP (other than in connection with a bankruptcy proceeding or a statutory winding up).
“Crestwood Member” means Crestwood Midstream Partners LP, a Delaware limited partnership, or, as applicable, any transferee of Crestwood Midstream Partners LP that has become a Member in accordance with this Agreement following the Transfer of all of the Crestwood

Member’s Units to such transferee. For the purpose of calculating the amount of contributions or distributions made with respect to any Unit held at various times by more than one Crestwood Member, the Crestwood Member will mean the current Crestwood Member and all prior Crestwood Members that previously held such Unit.
“Cure Period” has the meaning set forth in Section 4.03(c)(ii).
“CWN EBITDA” means the sum of (a) with respect to Jackalope LLC, the product of the following with respect to Jackalope LLC multiplied by the Company’s percentage ownership of Jackalope LLC plus (b)  with respect to any other assets owned by the Company, the product of the following with respect to such assets multiplied by the Company’s percentage ownership thereof, in each case for the relevant period:

(a) net income (or loss);
(b) increased (without duplication) by the following items to the extent deducted in calculating such net income:
(i) interest expense, plus
(ii) income taxes; plus
(iii) depreciation expense; plus
(iv) amortization expense; plus
(v) non-cash expenses, charges, and losses, including (A) non-cash compensation charges or expenses, (B) non-cash losses incurred on hedging agreements, (C) non-cash foreign currency losses and (D) non-cash lease accretion expenses; plus
(vi) any other extraordinary or non-recurring charges, expenses, and losses (including arising on account of changes in accounting principles); and
(c) decreased (without duplication) by the following items to the extent included in calculating such net income:
(i) non-cash income and gains, including (A) non-cash compensation gains, (B) non-cash gains incurred on hedging agreements, and (C) non-cash foreign currency gains; plus
(ii) any other extraordinary or non-recurring income and gains (including arising on account of changes in accounting principles).
“CWN TTM EBITDA Condition” means, as of any date of determination, the circumstance in which CWN EBITDA attributable to the immediately preceding 12 completed calendar months is greater than ***.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY

SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
“De Minimis Midstream Project Opportunity” means an opportunity or project for engaging in the Business in the Area of Interest that would constitute a Midstream Project Opportunity but for the provisions of clause (b) of the definition of Midstream Project Opportunity. For the avoidance of doubt, if an opportunity or project for engaging in the Business in the Area of Interest constitutes a De Minimis Midstream Project Opportunity but thereafter aggregate anticipated expenditures exceed the specified thresholds in the aforementioned clause (b), then such opportunity or project shall cease to be a De Minimis Midstream Project Opportunity and would become a Midstream Project Opportunity and would be subject to the other applicable provisions of this Agreement.
“Default Contribution” has the meaning set forth in Section 4.03(b).
“Deficiency Contribution” has the meaning set forth in Section 4.03(a).
“Deficiency Event” has the meaning set forth in Section 4.03(a).
“Deficiency Preferred Units” means the Series B Preferred Units and the Series C Preferred Units, collectively.
“Dispute” means any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties, arising out of, connected with, or relating in any way to the Company or its business or to this Agreement or the obligations of the Parties, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement.
“Effective Date” has the meaning set forth in the introductory paragraph hereof.
*** means any Entity Controlled, directly or indirectly, by ***.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.
“Evaluation Material” has the meaning set forth in Section 6.03(c)(ii).
“Excluded Indirect Crestwood Transfer” means any (i) transaction, or series of related transactions, pursuant to which an equity interest in the Crestwood Member, or in any of its direct or indirect owners, is transferred as part of a larger transaction involving a sale or transfer of additional assets in which the Fair Market Value of the Units being indirectly transferred in such transaction represents less than 25% of the Fair Market Value of all assets being sold or transferred in such transaction, or series of related transactions, (ii) any change in the ownership of CEQP or any of its successors whether through a sale, issuance, merger, consolidation, exchange, recapitalization, reorganization, conversion, cancellation, redemption or repurchase transaction or otherwise or (iii) any issuance of equity securities in the Crestwood Member so long as the proceeds received by the Crestwood Member in such issuance are used to make a Capital Contribution to the Company.
“Excluded Indirect Holdings Member Transfer” means any transaction, or series of related transactions, (i) pursuant to which an equity interest in the Holdings Member, or in any of its direct or indirect owners, is transferred as part of a larger transaction involving a sale or transfer of additional assets in which the Fair Market Value of the Units being indirectly transferred in such transaction represents less than 25% of the Fair Market Value of all assets being sold or transferred in such transaction, or series of related transactions or (ii) following which both (A) *** and *** collectively still own, directly or indirectly (and in each case together with their respective Affiliates), at least 50% of the equity interests in the Holdings Member and (B) either *** or ***, or one of their respective Affiliates, serves as the owner in the Holdings Member that represents the Holdings Member with respect to matters arising under this Agreement.
“Excluded Opportunity” means, as of any date of determination, (a) any Business in the Area of Interest acquired by the Crestwood Member, CEQP or any of their controlled Affiliates in a transaction, or series of related transactions, in which the value of the Business in the Area of Interest is less than 25% of the value of all of the assets being acquired in such transaction, or series of related transactions, and expansion of such Business or (b) any Business in the Area of Interest for which the assets in the Area of Interest are also used, or intended to be used, to provide services primarily to customers located outside of the Area of Interest or are directly connected to assets outside of the Area of Interest that are used, or intended to be used, to provide services primarily to customers outside of the Area of Interest; provided, however, that, in the case of clause (b), any such Business in the Area of Interest shall not be an “Excluded Opportunity” if the Business referenced therein competes with any Business conducted by the Company unless the Holdings Member has provided prior written consent thereto, which shall not be unreasonably withheld, but which may be conditioned upon the parties agreeing to satisfactory arrangements to address competitive impacts.
“Exit Event” means the consummation of any of the following: (i) the sale of all or substantially all of the assets or equity interests of Jackalope LLC, (ii) the sale of all or substantially all of the assets or equity interests of the Company or (iii) a Public Offering.
“Fair Market Value” means, as to any Units, assets or other property, the fair market value, as determined in good faith by the Holdings Member and the Crestwood Member as of such time. If the Holdings Member and the Crestwood Member are unable to agree upon such determination of the Fair Market Value within 30 days after the event triggering such determination, the Holdings Member and the Crestwood Member will select an independent nationally recognized investment banking firm to determine the Fair Market Value, which determination shall be binding on the Members and the Company.
“Final Coupon Period” means the period from and after the Second Coupon Period.

“First Coupon Period” means the period commencing on the Effective Date and ending on March 31, 2019.
“Fiscal Quarter” means each three-calendar-month period ending on March 31, June 30, September 30 or December 31 of any calendar year.
“Fiscal Year” has the meaning set forth in Section 2.06.
“Funding Member” has the meaning set forth in Section 4.03(c)(i).
“***” means any Entity Controlled, directly or indirectly, by ***.
“Holdings Member” means CN Jackalope Holdings, LLC or, as applicable, any Transferee of CN Jackalope Holdings, LLC that has become a Member in accordance with this Agreement following the direct Transfer of all of the Holding Member’s Units to such Transferee. For the purpose of calculating the amount of contributions or distributions made with respect to any Unit held at various times by more than one Holdings Member, the Holdings Member will mean the current Holdings Member and all prior Holdings Members that previously held such Unit.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
“Holdings Member Default” has the meaning set forth in Section 4.03(b).
“Holdings Member Default Period” means the period of time commencing upon the Company’s receipt of a Default Contribution pursuant to Section 4.03(b) and ending upon the redemption in full of all Series C Preferred Units pursuant to Section 4.06(a).
“Holdings Member Option Period” has the meaning set forth in Section 4.06(d).
“HSR Approval” has the meaning set forth in Section 4.07(a).
“Indemnified Losses” has the meaning set forth in Section 6.04(c).
“Indemnitee” has the meaning set forth in Section 6.04(c).
“Indirect Holdings Member Transfer” has the meaning set forth in Section 3.04(a).
“Indirect Transfer Offered Units” has the meaning set forth in Section 3.04(a).
“Indirect Transfer Offering Notice” has the meaning set forth in Section 3.04(a).
“Indirect Transfer ROFO Offer” has the meaning set forth in Section 3.04(b).
“Initial Budget” means the initial annual operating budget of the Company that is as set forth on Exhibit D.

“Interest” means the limited liability company interest of a Member in the Company at any particular time, as evidenced initially by the Units.
“IRR” means, with respect to a Member, and subject to Section 4.05(a), the aggregate internal rate of return, calculated on a per-Unit basis, to such Member computed using the “xIRR” function of Microsoft Excel 2007 or any successor function thereto of equal effect (which for the avoidance of doubt, will take into account all contributions and distributions (including distributions and contributions with respect to Series A-2 PIK Distributions as set forth in the final sentence of Section 5.01(a)) and payments made with respect to such Units); provided, however, that, if the Crestwood Member purchases any Series A-2 Preferred Units pursuant Section 3.04, then the portion of any prior Capital Contributions or distributions attributable to such Units shall be counted as if made by and to the Crestwood Member for all purposes hereunder. A sample calculation of IRR is attached hereto as Exhibit C.
“Jackalope Interest PSA” means that certain Purchase and Sale Agreement by and between RKI Exploration & Production, LLC, the Company and the Crestwood Member, dated as of June 21, 2013.
“Jackalope LLC” means Jackalope Gas Gathering Services, L.L.C., an Oklahoma limited liability company.
“Jackalope LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Jackalope LLC, dated as of July 19, 2013, as amended or restated prior to the Effective Date and as further amended or restated from time to time.
“Jackalope LLC Interest” means any Units (as defined in the Jackalope LLC Agreement) or other equity interest in Jackalope LLC.
“Liquidation Date” means the date that the Company is dissolved and its liquidation commences in accordance with Sections 10.01 and 10.02.
“Managing Member” means the Crestwood Member.
“Marketing Agreement” means that certain Marketing Services Agreement by and between Jackalope LLC and the Company dated as of June 21, 2013.
“Material Adverse Change” means any circumstance, change or effect that, individually or taken together with other circumstances, changes or effects, is, or within the immediately following two Fiscal Quarters would be reasonably likely to be, materially adverse to the business, operations, assets, liabilities, properties, financial condition or results of operations of the Company, Jackalope LLC and their respective subsidiaries, taken as a whole.
“Maximum Holdings Member Accordion Amount” means an amount equal to $200,000,000, subject to adjustment pursuant to Section 4.02(b)(iii) if the Crestwood Member acquires Series A‑2 Preferred Units pursuant to Section 3.04.

“Maximum Redemption Units” means a number of CEQP Units equal to ***; provided, however, that, in the event of any unit split, unit distribution, merger, spinoff, combination, exchange or conversion of units or any similar transaction or event affecting the CEQP Units, the number of Maximum Redemption Units shall be increased or reduced accordingly to account for the effect of such transaction or event.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
“Member” means any Person executing this Agreement as a Member, but does not include CEQP (unless subsequently admitted as a Member in accordance with this Agreement) or any Person who has ceased to hold any Interest in the Company or a direct or indirect transferee of Units from a Member unless and until admitted as a Member in accordance with the provisions of this Agreement.
“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”
“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”
“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”
“Midstream Project Opportunity” means an opportunity or project (a) that is either (i) a commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to the Business, whether within or outside of the Area of Interest, or (ii) a capital enhancement or capital expansion, or series of related capital enhancements or capital expansions, of any existing assets of the Company or any of its Subsidiaries (including Jackalope LLC or its Subsidiaries) and (b) that involves aggregate anticipated expenditures which, when adjusted to account for the proportion thereof attributable to the Company (based on the Company’s direct or indirect ownership thereof), equal to *** or more for the Company or its Subsidiaries unless such project is to be undertaken by Jackalope LLC or its Subsidiaries prior to a Conversion, in which case it must involve aggregate anticipated expenditures which, when adjusted to account for the proportion thereof attributable to the Company (based on the Company’s direct or indirect ownership thereof), equal to *** or more.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
“MLP” has the meaning set forth in the definition of “Public Offering.”

“National Securities Exchange” means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, or any successor statute.
“Non-Funding Member” has the meaning set forth in Section 4.03(c)(i).
“Nonparty Affiliates” has the meaning set forth in Section 6.05.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
“Offered Units” has the meaning set forth in Section 3.03(a).
“Offering Notice” has the meaning set forth in Section 3.03(b).
“Partial Redemption” means any circumstance pursuant to which the Holdings Member has exercised its right under Section 4.06(d)(ii) to cause the Crestwood Member to acquire fewer than all of the then-outstanding Series A-2 Preferred Units and Series B Preferred Units.
“Parties” means, collectively, the Members and CEQP, together with the successors and assigns of such Persons.
“Payment Cure” has the meaning set forth in Section 4.03(c)(ii).
“Permitted Affiliate” has the meaning set forth in Section 7.04.
“Permitted Transferee” means (a) with respect to a Member, any wholly owned Subsidiary of such Member or any Entity that Controls or is under common Control with such Member; (b) with respect to the Holdings Member, any proposed transferee consented to in writing by the Crestwood Member; or (c) with respect to the Crestwood Member, any proposed transferee consented to in writing by the Holdings Member.
“Permitted Utilization Arrangement” has the meaning set forth in Section 6.03(d)(ii)(B).
“Person” means any individual or Entity.
“Post-Conversion Default” has the meaning set forth in Section 4.03(c)(i).
“Post-Conversion Default Contribution” has the meaning set forth in Section 4.03(c)(i).
“Preferred Units” means the Series A-2 Preferred Units, the Series B Preferred Units, and the Series C Preferred Units, collectively.
“Prior Aggregate Accordion Amount” has the meaning set forth in Section 4.02(b)(ii).

“Prior LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company effective as of July 19, 2013.
“Project Request” has the meaning set forth in Section 6.03(c)(i).
“Public Offering” means either (a) an initial public offering of equity securities of any of the Company, Jackalope LLC or any of their respective Subsidiaries or (b) a contribution by the Company or any of its Subsidiaries of all or substantially all of its assets, or a contribution by the Members of all or substantially all of the Interests, to a limited partnership or other entity in a master limited partnership or other structure (“MLP”), or the restructuring of the Company as an MLP, in connection with an underwritten public offering of securities of such MLP.
“Redemption Effective Date” has the meaning set forth in Section 4.06(c).
“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Effective Date by and between CEQP and the Holdings Member.
“Rejection” has the meaning set forth in Section 6.03(d)(ii).
“Representative” has the meaning set forth in Section 7.04.
“Required Jackalope Contribution” means any Subsequent Capital Contribution or Additional Capital Contribution (each as defined in the Jackalope LLC Agreement).
“Right to Compete” has the meaning set forth in Section 6.03(a).
“ROFO Offer” has the meaning set forth in Section 3.03(c).
“RRA Suspension Right” means any applicable right of CEQP to suspend the Holdings Member’s use of a prospectus that is part of a registration statement pursuant to Section 2.03 of the Registration Rights Agreement.
“Sale Option Notice” has the meaning set forth in Section 4.06(d)(iii).
“Sale Proceeds” has the meaning set forth in Section 4.06(d)(iii).
“Sale Transaction” has the meaning set forth in Section 4.06(d)(iii).
“Second Coupon Period” means the period commencing on the first day following the First Coupon Period and ending on the last day of the eighth Fiscal Quarter thereafter.
“Secretary of State” means the Secretary of State of the State of Delaware.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A-2 Coupon Amount” means (a) with respect to each Fiscal Quarter in the First Coupon Period, the product of (i) the aggregate number of Series A-2 Preferred Units outstanding as of the end of such Fiscal Quarter, and (ii) ***, (b) with respect to each Fiscal Quarter in the

Second Coupon Period, the product of (i) the aggregate number of Series A-2 Preferred Units outstanding as of the end of such Fiscal Quarter and (ii) $*** and (c) with respect to each Fiscal Quarter in the Final Coupon Period, the product of (i) the aggregate number of Series A-2 Preferred Units outstanding as of the end of such Fiscal Quarter and (ii) ***.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
“Series A-2 Liquidation Amount” means, as of any date of determination with respect to a Series A-2 Preferred Unit, the sum of (a) the Series A-2 Preferred Unit Price and (b) an amount sufficient to provide the Holdings Member an IRR equal to *** with respect to such Series A-2 Preferred Unit as of such date of determination, taking into account all Series A-2 Quarterly Distributions (including any Series A-2 PIK Distributions and, without duplication, any distributions in respect of the Series A-2 Preferred Units pursuant to Section 5.01(b)(ii)) paid by the Company as of such date of determination.
“Series A-2 PIK Distribution” has the meaning set forth in Section 5.01(a).
“Series A-2 Preferred Unit Price” means $1.00 per Series A-2 Preferred Unit.
“Series A-2 Preferred Units” means the Series A-2 Preferred Units issued to the Holdings Member as set forth on Exhibit A as of the Effective Date and any other Units issued after the date hereof and designated as Series A-2 Preferred Units.
“Series A-2 Quarterly Distribution” has the meaning set forth in Section 5.01(a).
“Series B Liquidation Amount” means, as of any date of determination with respect to a Series B Preferred Unit, the sum of (a) the Series B Preferred Unit Price and (b) an amount sufficient to provide the Holdings Member an IRR equal to *** with respect to such Series B Preferred Unit as of such date of determination, taking into account all distributions paid to the Holdings Member in respect of such Series B Preferred Unit.
“Series B Preferred Unit Price” means $1.00 per Series B Preferred Unit.
“Series B Preferred Units” means any Units issued after the date hereof and designated as Series B Preferred Units.
“Series C Preferred Units” means any Units issued after the date hereof and designated as Series C Preferred Units.
“Series C Unit Price” means $1.00 per Series C Preferred Unit.
“Special Proceeds” means any proceeds from asset sales, debt financings or equity issuances received by the Company directly or indirectly through distributions from Jackalope LLC or any Agreed Midstream Project.

“Subscription Agreement” means that certain Subscription and Investment Agreement for Series A-2 Preferred Units in the Company dated as of the Effective Date by and among the Company, the Crestwood Member and the Holdings Member.
“Subsidiary” means, with respect to any specified Entity, any corporation, association, partnership or other business entity (a) which is Controlled by such Entity and (b) the outstanding equity securities entitled to more than 50% of the distributions therefrom are held, directly or indirectly, by such Entity; provided, however, that, notwithstanding the foregoing, Jackalope LLC and its Subsidiaries will be deemed Subsidiaries of the Company when used in the definition of Public Offering, Section 6.03 and Section 7.04.
“Surviving Provisions” has the meaning set forth in Section 4.06(f).
“Tag-Along Acceptance” has the meaning set forth in Section 3.10(c).
“Tag-Along Notice Period” has the meaning set forth in Section 3.10(c).
“Tag-Along Offer” has the meaning set forth in Section 3.10(a).
“Tag-Along Right” has the meaning set forth in Section 3.10(a).
“Tag-Along Transfer” has the meaning set forth in Section 3.10(a).
“Tag-Along Transfer Period” has the meaning set forth in Section 3.10(d).
“Tag Interest” has the meaning set forth in Section 3.10(a).
“Tax Advances” has the meaning set forth in Section 5.01(d).
“Tax Proceeding” has the meaning set forth in Section 8.03.
“Tax Year” has the meaning set forth in Section 2.06.
“Total Amount in Default” means, as of any time, with respect to a Non-Funding Member, an amount equal to (a) the outstanding Post-Conversion Default that the Non-Funding Member has failed to pay pursuant to the terms of this Agreement, plus (b) Collection Costs applicable thereto, plus (c) interest accrued on the amounts set forth in clause (a) and clause (b) at an annual interest rate equal to the prime rate (as published on the applicable date of determination in the “Money Rates” table of The Wall Street Journal, Eastern Edition) plus an additional 10 percentage points (or, if such rate is contrary to any applicable law, the maximum rate permitted by such applicable law) compounded quarterly from the incurrence thereof until payment in full.
“Transfer”, “Transferred” or “Transferring” means with respect to a Person, a direct disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange, or the direct grant or transfer of any economic interest, voting power, or any other direct transfer of beneficial interest, whether voluntary or involuntary, by operation of law or judicial decree (and including the direct disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange, or the direct grant or transfer of any economic interest, voting interest or any other direct transfer of beneficial interest in such Person by a Controlling Person).
“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code, as amended from time to time.
“Units” means the Interests of the Company and includes the Series A-2 Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Common Units and any other class or series of units or other equity securities of the Company issued after the date hereof.
“U.S. GAAP” has the meaning set forth in Section 7.02(a).
1.02    Construction.
(a)    Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The words “includes” or “including” shall mean “including, without limitation.” All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. For the purposes of the definitions of “Adjusted Capital Account,” “Capital Account,” “Common Member,” “Interest,” “IRR,” “Public Offering,” Article V, and Article X, references to “Member” shall also refer to transferees of such Members who acquire Units in accordance with the terms of this Agreement, without intending to confer on such transferees any rights or benefits of Members. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.
(b)    Each Party acknowledges that it and its attorneys and advisers have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
2.01    Continuation of the Company. The Company was organized as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate”) in the office of the Secretary of State pursuant to the Act on June 4, 2013. This Agreement amends and restates in its entirety the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 19, 2013. The Members desire to continue the Company for the purposes and upon the terms and conditions hereinafter set forth. Except as provided herein, the rights, duties and liabilities of each Member shall be as provided in the Act.

2.02    Name. The name of the Company is Crestwood Niobrara LLC. Company business will be conducted in such name or such other names that comply with applicable law as the Managing Member may select from time to time.
2.03    Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate, or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.
2.04    Principal Office. The principal office of the Company will initially be at 811 Main St., Suite 3400, Houston, TX 77002, (Facsimile – (832) 519-2250) or such other location as the Managing Member may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Managing Member may determine appropriate.
2.05    Purpose; Powers. The Company is organized for the purpose of (a) owning and acting with respect to the Jackalope LLC Interests, (b) performing the Agreed Midstream Services and (c) engaging in any other lawful act or activity for which limited liability companies may be formed under the Act to the extent that the Crestwood Member and the Holdings Member have consented in writing to the Company’s engaging in such act or activity or to the extent related to opportunities that may be pursued by the Company pursuant to Section 6.03 without the consent of the Holdings Member. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.
2.06    Fiscal Year; Tax Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes will end on December 31st unless otherwise jointly determined by the Crestwood Member and the Holdings Member. The tax year of the Company (the “Tax Year”) for any applicable income or franchise tax purposes will end on December 31st unless otherwise required under applicable law.
2.07    Foreign Qualification Governmental Filings. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Managing Member will cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. The Managing Member is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.08    Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and will continue in existence until terminated pursuant to this Agreement.
ARTICLE III
MEMBERS; TRANSFERS OF INTERESTS
3.01    Members. As of the Effective Date, the Crestwood Member and the Holdings Member are the sole Members. The names, addresses, initial Capital Contributions and number and class of Units of the Members are set forth on Exhibit A attached hereto and incorporated herein. The Managing Member is hereby authorized and directed to complete or amend Exhibit A to reflect the admission of additional Members, the withdrawal of a Member, the change of address of a Member, the Capital Contribution of a Member, the failure of a Member to make a required Capital Contribution, the number and classes of Units of a Member and other information called for by Exhibit A. Except as set forth in Section 6.01, Members shall not have any right to act on behalf of or with respect to the Company except to the extent expressly authorized to do so by the provisions of this Agreement. Any Person admitted to the Company as a Member following the Transfer of Units from a Member shall succeed to all of the rights, duties and obligations of its transferor with respect to such Units under this Agreement.
3.02    Restrictions on the Transfer of Interests.
(a)    General. No Units may be Transferred (and no indirect transfer may occur) unless in accordance with Article III or in connection with a redemption of Preferred Units effected pursuant to Section 4.06, 5.01 or 10.02, and any other Transfer (or any other indirect transfer) shall be void and will not be recognized by the Company. Notwithstanding anything to the contrary in this Agreement, a Member may not Transfer less than all of its Units to any Person (whether or not a Permitted Transferee) without the prior written approval of the other Member.
(b)    Conditions to Transfer. No Transfer may be effected by any Person if: (i) such Transfer would violate any restrictions in the Jackalope LLC Agreement as may be applicable, (ii) such Transfer is not in compliance with the Securities Act and all applicable state securities laws, (iii) such Transfer would cause the Company to be required to register as an “Investment Company” under the Investment Company Act of 1940, as amended, or to be treated as an association taxable as a corporation or (iv) such Transfer would cause the Company to be a publicly traded partnership for tax purposes.

(c)    Permitted Transferees. Subject to Section 3.02(a), each Member will be permitted to Transfer all, but not less than all, of its Units to a Permitted Transferee of such Member.
(d)    Competitors. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Crestwood Member, the Holdings Member shall neither (i) Transfer Units to a Competitor nor (ii) effect or permit an indirect transfer of any of its equity interests, or of any equity interests in any of its direct or indirect owners, to a Competitor.
3.03    Right of First Offer on Transfer of Units.
(a)    If the Holdings Member seeks to Transfer all of its Units (the “Offered Units”) (it being understood that, pursuant to Section 3.02(a), the Holdings Member may not Transfer less than all of its Units without the consent of the Crestwood Member) other than to a Permitted Transferee, then it must first make an offering of the Offered Units to the Crestwood Member in accordance with the following provisions of this Section 3.03.
(b)    The Holdings Member will give written notice (the “Offering Notice”) to the Crestwood Member stating its bona fide intention to Transfer the Offered Units. The Offering Notice will constitute the Holdings Member’s offer to review bids from the Crestwood Member, which offer will remain outstanding for a period of 30 days.
(c)    Upon receipt of the Offering Notice, the Crestwood Member will have 30 days to make an irrevocable offer to purchase all (but not less than all) of the Offered Units at a specified price by delivering a written notice (a “ROFO Offer”) to the Holdings Member with such details.  If the Holdings Member provides written notice within 30 days of receiving the ROFO Offer, then both parties shall be bound and the purchase of the Offered Units shall occur at the price set forth in the applicable ROFO Offer within 60 days after delivery of such acceptance.
(d)    If (i) the Crestwood Member does not deliver a ROFO Offer within the aforementioned 30 day period, (ii) the Holdings Member does not elect timely to accept a ROFO Offer or (iii) the Holdings Member receives a ROFO Offer but (A) the Holdings Member does not receive payment in full of the purchase price for all of the Offered Units within the aforementioned 60 days (provided that such failure to receive payment is not the result of a breach by the Holdings Member of its obligations to consummate the sale of the Offered Units) or (B) the Transfer of all of the Offered Units does not occur for any reason, including the failure to obtain any governmental approvals, but other than due to a breach by the Holdings Member of its obligation to consummate the sale of the Offered Units, then the Holdings Member may, during the 180-day period thereafter (which period may be extended for a reasonable time not to exceed an additional 60 days to the extent reasonably necessary to obtain any required government or other third party approvals), Transfer all, but not less than all, of the Offered Units to any Person (subject to, for the avoidance of doubt, Section 3.02(b), Section 3.02(d) and Section 3.05); provided that, solely if the Holdings Member received a ROFO Offer but did not accept the ROFO Offer, such Transfer is subject to a price greater than the price set forth in the ROFO Offer and other terms and conditions in the aggregate no more favorable to the Transferee than those set forth in the ROFO Offer.

(e)    If the Holdings Member does not Transfer the Offered Units within such 180 day period (as extended in accordance with Section 3.03(d)), then the Holdings Member must again comply with the provisions set forth in this Section 3.03, to the extent applicable, prior to making any subsequent Transfer of all of its Units other than to a Permitted Transferee.
(f)    The Members will take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 3.03, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.
3.04    Right of First Offer on Indirect Holdings Member Transfer.
(a)    Prior to consummating or permitting the consummation of any Transfer of any equity interest in the Holdings Member or in any of its direct or indirect owners (any such Transfer, other than any Excluded Indirect Holdings Member Transfer, an “Indirect Holdings Member Transfer”), the Holdings Member must first deliver a written offer to the Crestwood Member (the “Indirect Transfer Offering Notice”) of a number of the Units it holds equal to the product of the aggregate Units it holds multiplied by the percentage of equity interests (as of immediately prior to the consummation of such the Indirect Holdings Member Transfer) in the Holdings Member held directly or indirectly by the member of the Holdings Member whose change in direct or indirect ownership would cause the Indirect Holdings Member Transfer (the number of Units represented by such product, the “Indirect Transfer Offered Units”), in accordance with the following provisions of this Section 3.04.
(b)    Upon receipt of the Indirect Transfer Offering Notice, the Crestwood Member will have 30 days to make an irrevocable offer to purchase all (but not less than all) of the Indirect Transfer Offered Units at a specified price by delivering a written notice (an “Indirect Transfer ROFO Offer”) to the Holdings Member with such details.  If the Holdings Member provides written notice to the Crestwood Member accepting the Indirect Transfer ROFO Offer within 30 days of receipt of the Indirect Transfer ROFO Offer, then both Parties shall be bound and the purchase of the Indirect Transfer Offered Units shall occur at the price set forth in the applicable Indirect Transfer ROFO Offer within 60 days after delivery of such acceptance.
(c)    If (i) the Crestwood Member does not deliver an Indirect Transfer ROFO Offer within the aforementioned 30 day period, (ii) the Holdings Member does not elect timely to accept an Indirect Transfer ROFO Offer or (iii) the Holdings Member receives an Indirect Transfer ROFO Offer but (A) the Holdings Member does not receive payment in full of the purchase price for all of the Indirect Transfer Offered Units within the aforementioned 60 days (provided that such failure to receive payment is not the result of a breach by the Holdings Member of its obligations to consummate the sale of the Indirect Transfer Offered Units) or (B) the Indirect Holdings Member Transfer does not occur for any reason, including the failure to obtain timely any required governmental approvals, but other than due to a breach by the Holdings Member of its obligation to consummate the sale of the Indirect Transfer Offered Units, then the Holdings Member may, during the 180-day period thereafter (which period may be extended for a reasonable time not to exceed an additional 60 days to the extent reasonably necessary to obtain any required government or other third party approvals), consummate or permit the consummation of such Indirect Holdings Member Transfer (subject to, for the avoidance of doubt, Section 3.02(b), Section 3.02(d) and

Section 3.05); provided that, solely if the Holdings Member received but did not accept an Indirect Transfer ROFO Offer, then the value ascribed to the Indirect Transfer Offered Units in the Indirect Holdings Member Transfer must be equal or greater than the price set forth in the Indirect Transfer ROFO Offer.
(d)    If the applicable Indirect Holdings Member Transfer does not occur within such 180 day period (as extended in accordance with Section 3.04(c)), then the Holdings Member must again comply with the provisions set forth in this Section 3.04, to the extent applicable, prior to consummating or permitting the consummation of another Indirect Holdings Member Transfer.
(e)    The Members will take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 3.04, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.
3.05    Requirements Applicable to All Transfers. Except in connection with a redemption of Preferred Units effected pursuant to Sections 4.06, 5.01 or 10.02, if requested by any Member, a Member Transferring Units must deliver to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Managing Member, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with. Any Person acquiring Units from a Member shall be obligated to execute an adoption agreement in a form reasonably satisfactory to the Managing Member (whether such Transfer resulted by operation of law or otherwise). Without limiting the foregoing, even if any such Person fails to execute such an adoption agreement, such Person and such Units shall nevertheless be subject to this Agreement in the same manner as the Member holding such Units immediately prior to such Transfer. The Managing Member will determine in its reasonable discretion whether the foregoing requirements have been satisfied and may, in its reasonable discretion, determine to waive any such requirements to the extent permitted by applicable law.
3.06    Additional Members. In connection with any Transfer or issuance of Interests permitted hereunder, additional Persons may be admitted to the Company as Members and Units may be created and issued to such Persons as determined by the Managing Member on such terms and conditions as the Managing Member may determine at the time of admission which may include making a Capital Contribution, subject, solely to extent applicable pursuant to Section 6.02(a)(iv) or (ix), to the approval by the Holdings Member. As a condition to being admitted as a Member of the Company, any Person must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement, and must make the representations and warranties set forth in Section 3.07 to the extent applicable as of the date of such Person’s admission to the Company. To the extent legally permissible and reasonably practicable, the Crestwood Member shall provide such information in its possession, access and cooperation, in each case at the Holding Member’s sole expense, as reasonably requested by the Holdings Member in connection with any proposed, bona fide Transfer of Preferred Units or Common Units permitted by this Agreement by the Holdings Member to a purchaser of such Preferred Units or Common Units;

provided however, in no event shall the Crestwood Member be required to (i) take any action to obtain or provide information or access that it does not have in its possession or have the right to request, in each case at the time of such request by the Holdings Member, (ii) take any action that the Crestwood Member determines in its reasonable judgment would result in the loss of the protection of any attorney-client or other privilege held by any Person or the breach of any written agreement of the Company, the Crestwood Member or any of their respective Affiliates or (iii) initiate, or threaten to initiate, any action, proceeding or litigation in order to enforce any rights that the Company has to receive access in respect of the Jackalope LLC Interests or any Agreed Midstream Project.
3.07    Representations and Warranties. Each Party hereby represents and warrants to the Company that:
(a)    such Party has full power and authority to enter into this Agreement and to perform its obligations hereunder;
(b)    the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Party is a party or by which it is or its assets are bound; and
(c)    such Party, if such Party is a Member, is and will be acquiring its Interest in the Company for investment purposes only for its own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws.
3.08    Liability to Third Parties. No Member will have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member.
3.09    Representations and Warranties Made by Crestwood Member. The Crestwood Member hereby represents and warrants that the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and that, except in connection with (a) its formation and organization, (b) the negotiation and execution of the Prior Agreement, this Agreement, the Marketing Agreement and the transactions contemplated by the Jackalope Interest PSA or (c) its ownership interests in Jackalope LLC, the Company has not engaged in any business activities, acquired any assets or incurred any liabilities since its formation on June 4, 2013 under the Act.
3.10    Tag-Along Right.
(a)    Following a Conversion, if the Crestwood Member desires to Transfer, or effect or permit an indirect transfer of, all or any portion of its Units in the Company other than to an Affiliate and other than pursuant to an Excluded Indirect Crestwood Transfer, then (i) the Holdings Member shall have the right (but not the obligation) (the “Tag-Along Right,” and the Units held by the Crestwood Member, the “Tag Interest”) to participate in the proposed transaction (the “Tag-

Along Transfer”) and (ii) the Crestwood Member shall make an offer (a “Tag-Along Offer”) by an irrevocable written notice to the Holdings Member, to include in the Tag-Along Transfer, on terms and conditions set forth in such notice (which must be at least as favorable to the Holdings Member as to the Crestwood Member), a number of the Holdings Member’s Units in accordance with the provisions of this Section 3.10.
(b)    Pursuant to the Tag-Along Right, (i) in the case of a Tag-Along Transfer that is a Transfer of Units, the Holdings Member shall have the right to Transfer in such Tag-Along Transfer the same percentage of its Units as the percentage of the Crestwood Member’s aggregate Units that the Crestwood Member is proposing to Transfer and (ii) in the case of a Tag-Along Transfer that is an indirect transfer, the Holdings Member shall have the right to Transfer in such Tag-Along Transfer the same percentage of its Units as the percentage of equity interests in the Crestwood Member being directly or indirectly transferred in such Tag-Along Transfer. If the Crestwood Member is unable to cause the transferee to purchase all of the Units proposed to be sold directly or indirectly by the Crestwood Member and the Holdings Member, then the Crestwood Member and the Holdings Member shall reduce, on a pro rata basis, the amount of such Units that each otherwise would have sold so as to permit the Crestwood Member and the Holdings Member to sell directly or indirectly the number of Units (determined in accordance with such pro rata basis) that the proposed transferee is willing to purchase.
(c)    The Tag-Along Offer may be accepted by the Holdings Member at any time within 30 days after the Holdings Member’s receipt of the Tag-Along Offer (such period, the “Tag-Along Notice Period”), which acceptance must be made by delivery of a written notice indicating such acceptance to the Crestwood Member (such notice, the “Tag-Along Acceptance”). If the Holdings Member exercises the Tag-Along Right, then the Holdings Member’s Units shall be purchased on the same terms and conditions as the Tag Interest (provided, that in the case of a Tag-Along Transfer involving the direct or indirect transfer of an equity interest in which the equity interest being transferred represents an ownership interest in anything other than an indirect ownership interest in the Crestwood Member’s Units, then the purchase price to be paid in respect of the Holdings Member’s Units shall equal the Fair Market Value thereof); provided that any representations and warranties relating specifically to any Member shall be made only by such Member.
(d)    If (i) the Holdings Member does not deliver a Tag-Along Acceptance within the Tag-Along Notice Period or (ii) the Tag-Along Transfer fails to close for any reason other than due to a breach by the Crestwood Member of its obligation to consummate the Tag-Along Transfer, then the Crestwood Member (or the applicable indirect transferor) may, during the 180-day period following the expiration of the Tag-Along Notice Period (which period may be extended for a reasonable time not to exceed an additional 60 days to the extent reasonably necessary to obtain any required government or other third party approvals) (the “Tag-Along Transfer Period”) consummate the Tag-Along Transfer with only the Tag Interest; provided that, in either such case, the Tag-Along Transfer is subject to a price no greater than the price set forth in the Tag-Along Offer and on other terms and conditions in the aggregate no more favorable to the transferee than those set forth in the Tag-Along Offer.

(e)    If the Crestwood Member (or the applicable indirect transferor) does not sell the Tag Interest in the Tag-Along Transfer Period, the Crestwood Member must again comply with the provisions set forth in this Section 3.10, to the extent applicable, prior to making any subsequent sale of all or any portion of its Units or effecting or permitting any indirect transfer of all or any portion of Units.
ARTICLE IV
CAPITAL CONTRIBUTIONS; REDEMPTIONS OF PREFERRED UNITS
4.01    Interests. Each Member’s Interest in the Company will be represented by its Capital Account and by Units issued by the Company to such Member. The classes of authorized Units as of the Effective Date are the Series A-2 Preferred Units, the Series B Preferred Units, the Series C Preferred Units and the Common Units (it being understood that all of the Series A Preferred Units issued under the Prior LLC Agreement were redeemed and extinguished on the Effective Date). Except as expressly set forth herein, the Units have no voting rights and do not confer the right to vote on matters related to the Company or otherwise. The obligations of each Member hereunder shall be several and not joint, and no Member shall be obligated to make any of the Capital Contributions of another Member.
4.02    Capital Contributions.
(a)    Initial Capital Contributions. On the Effective Date, all of the Series A Preferred Units issued under the Prior LLC Agreement were redeemed and extinguished and the Company issued the number of Series A-2 Preferred Units set forth opposite the Holdings Member’s name on Exhibit A, and the aggregate amount of Capital Contributions made by the Holdings Member in respect of such Series A-2 Preferred Units is also set forth opposite the Holdings Member’s name on Exhibit A. As of the Effective Date, the Crestwood Member has contributed $139,906,373 to the Company and holds the number of Common Units set forth opposite the Crestwood Member’s name on Exhibit A.
(b)    Pre-Conversion Capital Contributions by Members.
(i)    Until the earlier to occur of (A) the fourth anniversary of the Effective Date and (B) a Conversion, the Crestwood Member may, in its sole discretion, elect to require the Holdings Member to fund any Agreed Midstream Project as set forth in this Section 4.02(b)(i). Any such election shall be exercised by delivering a written notice in compliance with Section 4.02(d) to the Holdings Member. If the Crestwood Member makes such an election and delivers such notice, then, on the funding dates set out in such notice, the Holdings Member will be required to fund 49.99% of all amounts required in connection with the Agreed Midstream Project (including any Required Jackalope Contribution in connection with an Agreed Midstream Project, but subject to any approvals or other limitations as may be set out in the applicable Project Request) by making Capital Contributions to the Company (each such required contribution, an “Accordion Capital Contribution”), and the Crestwood Member will be required to fund the balance of all amounts required in connection with such Agreed Midstream Project by making Capital Contributions to the Company (each such required contribution, a “Crestwood Additional

Capital Contribution”). Notwithstanding anything herein to the contrary, if any Accordion Capital Contribution or Crestwood Additional Capital Contribution with respect to an Agreed Midstream Project has been approved but not fully funded prior to the earlier to occur of the fourth anniversary of the Effective Date and Conversion, then in each case such Accordion Capital Contribution or Crestwood Additional Capital Contribution will continue to be required to be made (and Section 4.02(b)(i)(A) or (B), as applicable, shall be disregarded with respect thereto) except that, in the case of a Conversion, instead of issuing Series A-2 Preferred Units to any Member that is funding an Accordion Capital Contribution (or Common Units based on the Common Unit Price in respect of Crestwood Additional Capital Contributions), instead the Company shall issue to each Member that is so funding a number of Common Units equal to the amount of such Accordion Capital Contribution or Crestwood Additional Capital Contribution made by such Member (as the case may be) divided by the Fair Market Value of a Common Unit. In the event that, prior to a Conversion, the Crestwood Member (i) does not elect to require an Accordion Capital Contribution in respect of an Agreed Midstream Project, (ii) causes the Company to pursue a Midstream Project Opportunity undertaken by Jackalope LLC or its Subsidiaries pursuant to Section 6.03(d)(ii)(A) or (iii) causes the Company to pursue a De Minimis Midstream Project Opportunity pursuant to Section 6.03(e), any Capital Contribution required in connection therewith shall be considered a Crestwood Additional Capital Contribution.
(ii)    Notwithstanding the foregoing, once the Holdings Member has made aggregate Accordion Capital Contributions at least equal to the Maximum Holdings Member Accordion Amount, the Holdings Member will have no further obligation to make any further Accordion Capital Contributions to the Company, and the Holdings Member shall not be required to make Accordion Capital Contributions at any time at which either any Series B Preferred Units are outstanding or any Series A-2 Quarterly Distribution required to have been distributed in cash has not been paid in full in accordance with Section 5.01(a). For the avoidance of doubt, (I) if (x) the Crestwood Member makes an election to require the Holdings Member to fund any Agreed Midstream Project at a time at which the aggregate amount of all Accordion Capital Contributions as of immediately prior to such election (the “Prior Aggregate Accordion Amount”) does not exceed the Maximum Holdings Member Accordion Amount and (y) the excess of the Maximum Holdings Member Accordion Amount minus the Prior Aggregate Accordion Amount is an amount less than 49.99% of all amounts required in connection with an Agreed Midstream Project, then the Accordion Capital Contribution of the Holdings Member pursuant to such election shall be reduced to such excess amount and the Crestwood Additional Capital Contribution relating to such Agreed Midstream Project shall be increased accordingly and (II) the Maximum Holdings Member Accordion Amount shall not be reduced by any Series A-2 PIK Distribution. Immediately upon receipt of any Accordion Capital Contribution by the Company, except as provided in the penultimate sentence of Section 4.02(b)(i), the Company shall issue to the Holdings Member a number of Series A-2 Preferred Units equal to the amount of such Accordion Capital Contribution divided by the Series A-2 Preferred Unit Price. Immediately upon receipt of any Crestwood Additional Capital Contribution by the Company, except as provided in the penultimate sentence of Section 4.02(b)(i), the Company shall issue to the

Crestwood Member a number of Common Units equal to the amount of such Crestwood Additional Capital Contribution divided by the Common Unit Price.
(iii)    The Parties acknowledge and agree that, immediately following any acquisition of Series A-2 Preferred Units by the Crestwood Member pursuant to Section 3.04, all obligations of the “Holdings Member” set forth in the foregoing provisions of Section 4.02(b) to fund Accordion Capital Contributions shall become obligations of both the Crestwood Member and the Holdings Member, and such obligations shall be performed pro rata in proportion to each of such Member’s respective ownership of outstanding Series A-2 Preferred Units, and the Maximum Holdings Member Accordion Amount shall be reduced proportionately to adjust for the percentage of Series A-2 Preferred Units no longer held by the Holdings Member. Immediately upon the receipt of any Accordion Capital Contribution by the Crestwood Member, except as provided in the penultimate sentence of Section 4.02(b)(i), the Company shall issue to the Crestwood Member a number of Series A-2 Preferred Units equal to the amount of such Accordion Capital Contribution made by the Crestwood Member divided by the Series A-2 Preferred Unit Price.
(iv)    Before a Conversion, in connection with any capital requirements of the Company, other than an Agreed Midstream Project, the Managing Member shall fund the amount of such capital requirement (A) out of the operating cash flows of the Company (but only to the extent of Available Cash) and/or (B) by drawing on a credit facility approved in accordance with Section 6.02(a)(xvi), as applicable, except to the extent that the Managing Member has determined that it is commercially reasonable to fund all or a portion of such capital requirements with Capital Contributions from the Crestwood Member. To the extent that the Managing Member has determined to fund any such capital requirements pursuant to clauses (A) or (B) above in this Section 4.02(b)(iv), and such funding sources are not sufficient to satisfy the full capital requirement, the remaining amount of such capital requirement shall be made by the Crestwood Member in exchange for a number of Common Units equal to the amount of such contribution divided by the Common Unit Price.
(c)    Post-Conversion Capital Call For Capital Contribution. Without limiting the obligations of the Members pursuant to the penultimate sentence of Section 4.02(b)(i), subject to Section 6.02 and Section 6.03, at any time after a Conversion, the Managing Member may request that the Members make additional Capital Contributions by issuing a notice to the Members in accordance with Section 4.02(d). Each Member shall have the right, but not the obligation, to elect to make Capital Contributions pursuant to such a notice. Within 30 days after the receipt of such notice, each Member shall notify the Managing Member whether it elects to fund its pro rata portion of the requested Capital Contribution. If any Member does not notify the Managing Member of such election within such 30 days, then such Member will be deemed to have elected not to fund its pro rata portion, and the Member that has elected to fund will have the option to fund the entire Capital Contribution amount and/or may allow another Person to make all or any portion of the Capital Contribution.
(d)    Capital Call Notices. Prior to any request for Capital Contributions, the Managing Member shall send each Member a written notice setting forth (i) in reasonable detail the Agreed Midstream Project or other project giving rise to such request for Capital Contributions, (ii) the amount of such Capital Contribution requested (and, if applicable, the amount of any future anticipated requests for Capital Contributions in connection with such Agreed Midstream Project or other project), (iii) the portion of such requested Capital Contribution that each Member is obligated or requested to contribute, (iv) if after Conversion, the Fair Market Value of the Common Units to be issued in exchange for such Capital Contributions and (v) the date on which such Capital Contributions must occur, which shall in each case be no less than 30 days after the date of such notice.
4.03    Funding Defaults
(a)    Failure of the Crestwood Member to Make a Crestwood Additional Capital Contribution. If, prior to a Conversion, the Crestwood Member fails to fund 100% of any Crestwood Additional Capital Contribution when due and fails to cure such default within three Business Days after such due date (any such failure, a “Deficiency Event”), then the Company shall promptly, but in no event later than three Business Days after the due date for such Crestwood Additional Capital Contribution, provide written notice of such failure to the Holdings Member, and the Holdings Member shall have the option, in its sole discretion and as its sole and exclusive remedy hereunder, to fund the amount of such deficiency, including any interest payable to Jackalope LLC pursuant to Section 3.1(d) of the Jackalope LLC Agreement as a result of such deficiency (any such amount funded by the Holdings Member, a “Deficiency Contribution”). Immediately upon receipt of any Deficiency Contribution by the Company, the Company shall issue to the Holdings Member a number of Series B Preferred Units equal to the amount of such Deficiency Contribution divided by the Series B Preferred Unit Price. A Deficiency Event shall not relieve the Crestwood Member of its obligation to make any Crestwood Additional Capital Contributions subsequent thereto.
(b)    Failure of Holdings Member to Make an Accordion Capital Contribution. If, prior to a Conversion, the Holdings Member fails to fund 100% of any Accordion Capital Contribution when due and fails to cure such default within three Business Days after such due date (any such failure, a “Holdings Member Default”), then the Company shall promptly, but in no event later than three Business Days after the due date for such Accordion Capital Contribution, provide written notice of such failure to the Crestwood Member, and the Crestwood Member shall have the option, in its sole discretion and as its sole and exclusive remedy hereunder, to fund the amount of such deficiency, including any interest due and payable to Jackalope LLC pursuant to Section 3.1(d) of the Jackalope LLC Agreement as a result of such deficiency (any such amount funded by the Crestwood Member, a “Default Contribution”). Immediately upon receipt of any Default Contribution by the Company, the Company shall issue to the Crestwood Member a number of Series C Preferred Units equal to the amount of such Default Contribution divided by the Series C Unit Price. A Holdings Member Default shall not relieve the Holdings Member of its obligation to make any Accordion Capital Contributions subsequent thereto.
(c)    Failure of a Member to Fund a Post-Conversion Capital Contribution.
(i)    If, following a Conversion, either Member elects to fund in response to a request for Capital Contributions (or is required to fund pursuant to the penultimate sentence of Section 4.02(b)(i)) but fails to fund such amount when due, and in either case, fails to cure such default within three Business Days after such due date (such Member, a “Non-Funding Member,” and any such failure, a “Post-Conversion Default”), then the Company shall promptly, but in no event later than three Business Days after the due date for such Capital Contribution, provide written notice of such failure to the non-defaulting Member, and such non-defaulting Member shall have the option, in its sole discretion, to fund the amount of such Post-Conversion Default, including any interest due and payable to Jackalope LLC pursuant to Section 3.1(d) of the Jackalope LLC Agreement as a result of such deficiency (any such amount funded by such Member in accordance with this Section 4.03(c)(i), a “Post-Conversion Default Contribution”). Any Member that funds a Post-Conversion Default Contribution in accordance with this Section 4.03(c) is referred to herein as a “Funding Member” and shall be entitled to certain amounts as set forth in this Section 4.03(c).
(ii)    If a Post-Conversion Default Contribution is made by the Funding Member, and the Total Amount in Default with respect thereto is paid by or on behalf of a Non-Funding Member to the Company within 30 days after the applicable Post-Conversion Default (a “Payment Cure”, and such 30 day period, the “Cure Period”), then the Company shall pay to the Funding Member, within five Business Days of receipt, an amount equal to the Total Amount in Default less any distributions already paid to the Funding Member pursuant to Section 4.03(c)(iii).
(iii)    From and after a Post-Conversion Default, the applicable Non-Funding Member’s right to receive distributions pursuant to this Agreement shall be suspended and paid to the Funding Member or retained by the Company, as applicable, until the earlier of a Payment Cure and the time at which such aggregate distributions withheld from the Non-Funding Member (together with any additional contributions made by the Non-Funding Member pursuant to the following sentence) equal either (x) if a Funding Member funded the Post-Conversion Default Contribution, *** of the Total Amount in Default or (y) if no Funding Member funded the Post-Conversion Default Contribution, the amount of the Post-Conversion Default Contribution plus any interest owed or distributions foregone pursuant to the Jackalope LLC Agreement as a result of any failure to make any Capital Contribution to Jackalope LLC as and when due plus interest at a *** interest rate on the sum of the foregoing amounts in this clause (y). Notwithstanding the foregoing, a Non-Funding Member shall have the right, at any time prior to the suspension of distributions referenced above terminating, to accelerate the date on which such suspension terminates by paying to the Company such amounts as are necessary to achieve the threshold identified in foregoing clause (x) or (y), as applicable, and if it does so, then such thresholds will be deemed satisfied and such funds shall be paid to the Funding Member or retained by the Company, as applicable, and then such suspension of distributions shall immediately cease.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(iv)    A Post-Conversion Default shall not relieve the Non-Funding Member of its obligation to fund its pro rata portion of any other Capital Contributions that it elected or is required to fund.
4.04    Withdrawal or Return of Capital. Except as provided in this Agreement, including Sections 4.06 and 5.01, no Member is entitled to the return of or has the right to withdraw any part of its Capital Contribution from the Company prior to its liquidation and termination pursuant to Article X hereof. No Member is entitled to be paid interest in respect of either its Capital Account or its Capital Contributions. Any unrepaid Capital Contribution is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.
4.05    Further Contributions. (a) If the Company becomes obligated to make an indemnification payment (or to expend funds, or to make payments to third parties) pursuant to the Subscription Agreement with respect to Losses (as defined in the Subscription Agreement) and it does not at such time have sufficient Available Cash after payment of all amounts otherwise due or owing at such time, then the Crestwood Member shall promptly make a contribution of immediately available funds into the Company in an amount sufficient to permit the Company promptly to make such indemnification payment (or to pay such expense, or to pay any such third party) in full, and the Company shall promptly make such indemnification payment (or pay such expense, or pay any such third party) upon receipt; provided, however, that, following a Conversion, indemnification payments (as well as payments of expenses and payments to third parties) pursuant to the Subscription Agreement with respect to Losses (as defined in the Subscription Agreement) shall not be made by the Company from Available Cash but instead the Crestwood Member shall promptly make a contribution of immediately available funds into the Company in an amount sufficient to make the full amount of such indemnification or other payments in full from such contributed funds. Notwithstanding anything else in this Agreement to the contrary, (i) any such indemnification payment made by the Company from Available Cash (or any funds expended by the Company, or paid by the Company to a third party from a source other than a contribution by the Crestwood Member to the Company pursuant to this Section 4.05(a)) with respect to Losses (as defined in the Subscription Agreement) giving rise to such indemnification obligation shall be deemed a distribution to the Crestwood Member for purposes of the definition of Adjusted Capex Amount and shall not be a distribution to the Holdings Member for any purpose under this Agreement and (ii) any contribution by the Crestwood Member to the Company to permit the Company to make such an indemnification payment (or to fund such an expense, or such a payment to a third party) with respect to Losses (as defined in the Subscription Agreement) shall not be a Capital Contribution for the purposes of the definition of Adjusted Capex Amount or for the purposes of Section 5.01(b)(ii)(A). Without any effect on the foregoing, if the Crestwood Member makes any contribution to the Company pursuant to this Section 4.05(a), then the Company shall (I) issue to the Crestwood Member a number of Common Units equal to the quotient obtained by dividing the amount of such contribution by either (x) the Common Unit Price, if such contribution occurs prior to a Conversion or (y) the Fair Market Value per Common Unit, if such contribution occurs following a Conversion and (II) if such contribution by the Crestwood Member occurs following a Conversion, issue to the Holdings Member a number of Common Units equal to the product of the number of Common Units issuable to the Crestwood Member pursuant to the foregoing clause (I)(y) multiplied by a fraction, the numerator of which is the number of Common Units held by the Holdings Member as of immediately prior to such contribution and the denominator of which is the number of Common Units held by the Crestwood Member as of immediately prior to such contribution. For the avoidance of doubt, the issuance of Common Units as contemplated by the preceding sentence shall not be a Capital Contribution for purposes of, and shall not be subject to, Section 4.02 or Section 4.03, and neither Member shall be required to make any contributions with respect thereto (other than the obligation of the Crestwood Member expressly referenced in this Section 4.05).
(b)     Except as otherwise specifically provided in this Agreement, no further Capital Contributions will be required from any Member without such Member’s prior written consent, and no Member shall have any obligation to restore any deficit balance in such Member’s Capital Account.
4.06    Redemption of Preferred Units.
(a)    Deficiency Preferred Units. Following the issuance of any Deficiency Preferred Units and until the earlier of the date that such Deficiency Preferred Units have been redeemed in full in accordance with this Agreement, 100% of all Adjusted Available Cash on hand and thereafter received by the Company shall immediately be paid over to the Holdings Member and the Crestwood Member, pro rata in accordance with their respective holdings of Deficiency Preferred Units, to redeem all outstanding Deficiency Preferred Units; provided that (i) a Series B Preferred Unit will be redeemed pursuant to the foregoing clause upon the Holdings Member’s receipt of cash in respect of such Series B Preferred Unit in the amount required to provide the Holdings Member an IRR equal to *** with respect to such Series B Preferred Unit and (ii) a Series C Preferred Unit will be redeemed pursuant to the foregoing clause upon the Crestwood Member’s receipt of cash in respect of such Series C Preferred Unit in the amount required to provide the Crestwood Member an IRR equal to *** with respect to such Series C Preferred Unit. Without limiting the generality of the foregoing, the right of the Holdings Member and the Crestwood Member to have any Deficiency Preferred Units redeemed pursuant to this Section 4.06(a) will be senior in right of payment to all distributions to Members or redemptions of Units by the Company.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
(b)    Crestwood Change of Control; Company Change of Control. Within five Business Days following a Crestwood Change of Control or a Company Change of Control, in each case, if any, the Holdings Member may elect by written notice to the Crestwood Member (the “Change of Control Redemption Notice”) to require the Company to redeem from the Holdings Member all then-outstanding Series A-2 Preferred Units and Series B Preferred Units. Within five Business Days following delivery of the Change of Control Redemption Notice, the Crestwood Member shall deliver written notice to the Holdings Member (the “Consideration Election Notice”)

indicating whether (i) the Company has elected to redeem the then-outstanding Series A-2 Preferred Units and Series B Preferred Units for cash, (ii) in lieu of such redemption, the Crestwood Member will acquire from the Holdings Member the then-outstanding Series A-2 Preferred Units and Series B Preferred Units through the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of the date of such Crestwood Change of Control or Company Change of Control, or (iii) it elects to effect a combination of the actions described in clauses (i) and (ii) above, in any case, in an amount per Series A-2 Preferred Unit equal to the Change of Control Redemption Price and an amount per Series B Preferred Unit equal to the Change of Control Redemption Price; provided, however, that (A) the options set forth in the foregoing clauses (ii) and (iii) shall not be available at any time at which an RRA Suspension Right would be, or would reasonably likely to be, exercisable by CEQP pursuant to the Registration Rights Agreement if the Holdings Member were to exercise a demand registration right pursuant to Section 2.03 of the Registration Rights Agreement immediately following the issuance of CEQP Units to the Holdings Member, (B) the number of CEQP Units issued pursuant to this Section 4.06(b) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that the issuance of the Maximum Redemption Units, if applicable, shall redeem in full all of the then-outstanding Series A-2 Preferred Units and Series B Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith) and (C) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued. The closing of any redemption or acquisition pursuant to this Section 4.06(b) shall occur no later than the tenth Business Day following the delivery of the Change of Control Redemption Notice; provided, however, that in the event that the Crestwood Member fails to deliver a Consideration Election Notice prior to the fifth Business Day following the delivery of the Change of Control Redemption Notice, the Company shall be deemed to have elected to redeem the then-outstanding Series A-2 Preferred Units and Series B Preferred Units pursuant to this Section 4.06(b) in cash and the closing for such redemption shall occur no later than the tenth Business Day following the delivery of the Change of Control Redemption Notice.
(c)    Crestwood Option for Redemption. At any time following the fourth anniversary of the Effective Date, subject to Section 4.06(a) in respect of the redemption of Deficiency Preferred Units, by delivery of 10 Business Days’ prior written notice to each of the Company and the Holdings Member, the Crestwood Member may elect to cause the Company to redeem some or all of the then-outstanding Series A-2 Preferred Units effective as of the 10th Business Day following delivery of such notice (the “Redemption Effective Date”) for an amount per Series A-2 Preferred Unit equal to the product of (i) *** and (ii) the Series A-2 Liquidation Amount calculated as of close of business on the day prior to the Redemption Effective Date; provided, that such aggregate amount payable may be satisfied by the Crestwood Member’s (1) causing the Company to redeem some or all of the then-outstanding Series A-2 Preferred Units in exchange for the Company’s paying the Holdings Member cash, (2) acquiring some or all of the then-outstanding Series A-2 Preferred Units by the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of close of business on the day prior to the Redemption Effective Date, or (3) acquiring some or all of the then-outstanding Series A-2 Preferred Units by a combination of the actions described in clauses (1) and (2) above, subject to compliance with the Registration Rights Agreement; provided, however, that no redemption or acquisition of fewer than all of the then-outstanding Series A-2 Preferred Units owned by the Holdings Member may be effected pursuant to this Section 4.06(c) unless the sum of the aggregate cash paid to the Holdings Member plus the aggregate value of the CEQP Units issued to the Holdings Member in such redemption or acquisition pursuant to this Section 4.06(c) equals or exceeds ***; provided further, that (A) the options set forth in the foregoing clauses (2) and (3) shall not be available (x) if the aggregate value of the CEQP Units issued to the Holdings Member in such redemption or acquisition does not equal or exceed *** or (y) at any time at which an RRA Suspension Right would be, or would reasonably likely to be, exercisable by CEQP pursuant to the Registration Rights Agreement if the Holdings Member were to exercise a demand registration right pursuant to Section 2.03 of the Registration Rights Agreement immediately following the issuance of CEQP Units to the Holdings Member and (B) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued; provided further, that such notice shall state the number of Series A-2 Preferred Units and/or Series B Preferred Units that the Crestwood Member has elected to cause the Company to redeem.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
(d)    Holdings Member Option Period. From and after the fifth anniversary of the Effective Date and until such time as there are no Series A-2 Preferred Units or Series B Preferred Units outstanding (such period, the “Holdings Member Option Period”), subject to Section 4.06(a) in respect of the redemption of Deficiency Preferred Units and subject also to Section 4.06(e), the Holdings Member may elect at any time when there are no Series C Preferred Units outstanding for one or more of the following three options by delivery of written notice to the Crestwood Member stating the chosen option and the anticipated closing date for the applicable transaction for such chosen option, and, no later than two Business Days following the delivery of such notice to the Crestwood Member by the Holdings Member, the Crestwood Member shall deliver a written notice to the Holdings Member indicating whether an RRA Suspension Right would be, or would reasonably likely to be, exercisable by CEQP (and also indicating the anticipated period of suspension) pursuant to the Registration Rights Agreement if the Holdings Member were to exercise a demand registration right pursuant to Section 2.03 of the Registration Rights Agreement immediately following the issuance of CEQP Units to the Holdings Member, provided that, if the Holdings Member’s election notice opted for clause (ii) below and the Crestwood Member’s notice indicates that an RRA Suspension would be, or would reasonably likely to be, so exercisable, then the Holdings Member shall have the right, exercisable in its sole discretion by delivery of another written notice to the Crestwood Member, to elect to amend its prior election notice in order to choose an alternative option set forth below or to delay the issuance of CEQP Units until the expiration of the suspension period:
(i)    for 100% of all Adjusted Available Cash on hand and thereafter received by the Company to immediately be paid over to the Members owning Class A-2 Preferred Units to redeem all outstanding Series A-2 Preferred Units; provided that (A) a Series A-2 Preferred Unit will be redeemed pursuant to this Section 4.06(d)(i) upon the applicable Member’s receipt of cash in respect of such Series A-2 Preferred Unit in the amount required to provide such Member an IRR equal to *** with respect to such Series A-2 Preferred Unit, taking into account all Series A-2 Quarterly Distributions (including any Series A-2 PIK Distributions) paid by the Company as of such date of determination, (B) without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement, the right of the Holdings Member to have the Series A-2 Preferred Units redeemed pursuant to this Section 4.06(d)(i) will be senior in right of payment to all distributions to Members or redemptions of Units by the Company, other than in respect of the redemption of Deficiency Preferred Units pursuant to Section 4.06(a) or redemption of Series A-2 Preferred Units held by the Crestwood Member pursuant to this Section 4.06(d)(i) and (C) if the Holdings Member elects for this Section 4.06(d)(i), then, following such election, the Holdings Member shall have the right to elect for Section 4.06(d)(ii) or Section 4.06(d)(iii) at a later time; or
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
(ii)    to require the Crestwood Member to acquire, on or before the tenth Business Day following the Holdings Member’s delivery of such notice, some or all of the then-outstanding Series A-2 Preferred Units and Series B Preferred Units in exchange for the issuance to the Holdings Member or its designee as consideration the number of CEQP Units, valued at the CEQP Unit Price, required to provide to the Holdings Member an IRR equal to (A) *** on each Series A-2 Preferred Unit so purchased, taking into account all Series A-2 Quarterly Distributions (including any Series A-2 PIK Distributions) paid by the Company as of such date of determination, and (B) *** on each Series B Preferred Unit so acquired; provided, however, that (I) in no event shall the number of CEQP Units issued pursuant to this Section 4.06(d)(ii) exceed the Maximum Redemption Units (it being acknowledged and agreed that the issuance of the Maximum Redemption Units pursuant to this Section 4.06(d)(ii), if applicable, shall redeem in full all of the then-outstanding Series A-2 Preferred Units and Series B Preferred Units) and (II) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued; and provided further, however, that (x) with respect to any Partial Redemption, such notice shall state the number of Series A-2 Preferred Units and/or Series B Preferred Units that the Holdings Member has elected to require the Crestwood Member to acquire, (y) there shall be no more than one Partial Redemption (it being understood that, subject to the succeeding clause (z), following a Partial Redemption, any exercise by the Holdings Member of its rights under this Section 4.06(d)(ii) shall be for all (but not less than all) of the then-outstanding Series A-2 Preferred Units and Series B Preferred Units owned by the Holdings Member) and (z) for 180 days following a Partial Redemption, the Holdings Member shall be prohibited from exercising its rights under this Section 4.06(d)(ii) in respect of the remainder of its Series A-2 Preferred Units and Series B Preferred Units; or
(iii)    to require the Company, at the direction of the Holdings Member, promptly, but in no event later than ten Business Days following the delivery of such notice (any such notice pursuant to this Section 4.06(d)(iii), a “Sale Option Notice”), to commence a process to effect a sale of all of the assets of the Company, including the Jackalope LLC Interest, subject to Article 4 of the Jackalope LLC Agreement (a “Sale Transaction”), in order to generate proceeds to the Company (such proceeds, net of any proceeds necessary to pay third party expenses, the “Sale Proceeds”); provided, however, for the avoidance of doubt, that, the Crestwood Member may, at any time prior to the consummation of any such Sale Transaction, exercise its rights arising under Section 4.06(e). At any time following the delivery of a Sale Option Notice pursuant to this Section 4.06(d)(iii), the Holdings Member shall have the option to cause the Company to engage a nationally recognized investment bank to undertake a process to effect a Sale Transaction, which process will be controlled by the Crestwood Member (unless the Crestwood Member determines that the process will be controlled by the Holdings Member) after reasonable consultation with the Holdings Member, and the Crestwood Member and the Company hereby agree to take all actions and grant all approvals reasonably requested by the Holdings Member in connection with any such process. Upon receipt of the Sale Proceeds, the Company shall promptly, but in any event not more than five Business Days following such receipt, use such Sale Proceeds to redeem for cash all then-outstanding Series A-2 Preferred Units and Series B Preferred Units at prices per Series A-2 Preferred Unit and Series B Preferred Unit required to provide the holder thereof an IRR equal to *** on each such Series A-2 Preferred Unit so redeemed, taking into account all Series A-2 Quarterly Distributions (including any Series A-2 PIK Distributions) paid by the Company as of such date of determination and an IRR equal to *** on each such Series B Preferred Unit so redeemed. All of the remaining Sale Proceeds, if any, after the redemption of all then-outstanding Series A-2 Preferred Units and Series B Preferred Units, shall be distributed to the Crestwood Member in respect of the Common Units and thereafter the Company will be terminated pursuant to Section 10.03. If the Sale Proceeds are insufficient to provide for the redemption of all then-outstanding Series A-2 Preferred Units and Series B Preferred Units in full, then the Holdings Member shall have the right to elect the remedies set out in Section 4.06(d)(ii) as to any shortfall in amounts required to achieve such IRR thresholds unless all of the following occur: (x) the Crestwood Member, upon receipt of the Sale Option Notice, responded within five days that it was granting the Holdings Member the sole and exclusive right to run and control the Sale Transaction, (y) following such grant by the Crestwood Member, the Holdings Member failed to use commercially reasonable efforts to obtain the greatest amount of Sale Proceeds reasonably available to the Company in a Sale Transaction and (z) the Crestwood Member and the Company used commercially reasonable efforts to take such actions as were reasonably requested by the Holdings Member in connection therewith. If the foregoing conditions set forth in clauses (x), (y) and (z) are all satisfied, then, upon completion of the Sale Transaction, all then-outstanding Series A-2 Preferred Units and Series C Preferred Units shall be deemed to have been redeemed in full for the Sale Proceeds.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
(e)    Rights of Crestwood Member During Holdings Member Option Period. Notwithstanding anything to the contrary in this Section 4.06, if the Holdings Member has delivered a written notice pursuant to Section 4.06(d) (and provided that neither an acquisition pursuant to Section 4.06(d)(ii) nor a Sale Transaction pursuant to Section 4.06(d)(iii) has been consummated), then, from and after the delivery of such notice by the Holdings Member and until the expiration of the Holdings Member Option Period, the Crestwood Member may elect by delivering 10 Business

Days’ prior written notice to the Holdings Member to (i) cause the Company to redeem all of the then-outstanding Series A-2 Preferred Units and Series B Preferred Units in exchange for the Company’s paying the Holdings Member cash, (ii) acquire all of the then-outstanding Series A-2 Preferred Units and Series B Preferred Units owned by the Holdings Member by the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price, in either case, effective as of the 10th Business Day following delivery of such notice and as required to provide to the Holdings Member an IRR equal to *** on each Series A-2 Preferred Unit so redeemed or acquired, taking into account all Series A-2 Quarterly Distributions (including any Series A-2 PIK Distributions) paid by the Company as of such date of determination and *** on each Series B Preferred Unit so redeemed or acquired, or (iii) acquire all of the then-outstanding Series A-2 Preferred Units and Series B Preferred Units owned by the Holdings Member by a combination of the actions described in clauses (i) and (ii) above; provided, however, that, solely with respect to the Series A-2 Preferred Units and the Series B Preferred Units subject to a Partial Redemption, the references to “all” in the foregoing clauses (i), (ii) and (iii) of this Section 4.06(e) shall instead be deemed to refer to the number of Series A-2 Preferred Units and Series B Preferred Units that the Holdings Member elected to require the Crestwood Member to acquire in such Partial Redemption; and provided further, that in connection with any election by the Crestwood Member to exercise its rights under this Section 4.06(e), (A) the options set forth in the foregoing clauses (ii) and (iii) shall not be available at any time at which an RRA Suspension Right would be, or would reasonably likely to be, exercisable by CEQP pursuant to the Registration Rights Agreement if the Holdings Member were to exercise a demand registration right pursuant to Section 2.03 of the Registration Rights Agreement immediately following the issuance of CEQP Units to the Holdings Member, (B) the number of CEQP Units shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that the issuance of the Maximum Redemption Units, if applicable, shall redeem in full all of the then-outstanding Series A-2 Preferred Units and Series B Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith) and (C) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued; and provided further, for the avoidance of doubt, that, if the Holdings Member has not delivered a written notice pursuant to Section 4.06(d), then the Crestwood Member shall not have the right to elect from among the foregoing clauses (i), (ii) or (iii) in this Section 4.06(e).
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
(f)    Effect of Redemption or Purchase of Preferred Units. To the extent that any Series A-2 Preferred Unit or Series B Preferred Unit is redeemed in full by the Company pursuant to this Agreement, at the time of such redemption, such Series A-2 Preferred Unit or Series B Preferred Unit will be immediately cancelled and retired by the Company. Upon the acquisition of any Series A-2 Preferred Unit or Series B Preferred Unit by the Crestwood Member pursuant to this Agreement (other than pursuant to Section 3.04 (Right of First Offer on Indirect Holdings Member Transfer)), immediately following such acquisition, such Preferred Unit shall be automatically be converted into, and shall be treated in all respects as, one Common Unit. Upon the acquisition of any Series A-2 Preferred Unit, Series B Preferred Unit or other Unit by the Crestwood Member pursuant to Section 3.04 (Right of First Offer on Indirect Holdings Member

Transfer), such Units shall remain outstanding but, notwithstanding anything herein to the contrary, such Units (and the Crestwood Member as the owner of such Units) shall not have any redemption rights (other than pursuant to Section 4.06(d)(i), Section 4.06(d)(iii), or Section 5.01(c)), voting rights, governance rights or other rights hereunder but instead shall only have economic rights with respect thereto (including, for the avoidance of doubt, the right to receive distributions in accordance with Article V) and the conversion rights set forth in Section 4.07. Further, at such time as 100% of the Series A-2 Preferred Units and Series B Preferred Units held by the Holdings Member have been redeemed in full by the Company or acquired by the Crestwood Member in accordance with this Agreement, the Holdings Member shall immediately cease to be both a Member and a Party; provided, however, that the rights and obligations of the Holdings Member under Sections 3.07, 3.08, 3.09, Article V, Sections 6.03(c)(ii), 6.04(c), (d), (e) and (f), 6.05, 7.03, 7.04, 7.05, Article VIII, Section 9.01 and Article XI (the “Surviving Provisions”) shall survive the Holdings Member’s termination as a Member subject to any time limitations expressly set forth in any of the foregoing sections. In connection with any redemption or acquisition of less than all of the then-outstanding Series A-2 Preferred Units or Series B Preferred Units pursuant to this Section 4.06, such redemption or acquisition shall be effected in a manner such that the earliest-issued, then-outstanding Series A-2 Preferred Units or Series B Preferred Units, as applicable, are redeemed prior to the redemption of any later-issued Series A-2 Preferred Units or Series B Preferred Units.
(g)    CEQP Guaranty. CEQP hereby irrevocably and unconditionally agrees to be jointly and severally liable for the full, complete and timely performance by the Crestwood Member of the obligation to deliver CEQP Units to the Holdings Member under Section 4.06(b), Section 4.06(c), Section 4.06(d)(ii) and Section 4.06(e) (the “CEQP Guaranty”), and CEQP’s obligations under the CEQP Guaranty shall be primary and not secondary to the obligations of the Crestwood Member. The CEQP Guaranty is absolute, continuing and independent of, and in addition to, any and all rights and remedies of the Holdings Member under this Agreement, and shall not in any way be discharged, impaired or otherwise affected by any of the following, each of which is hereby waived by CEQP: (a) any release or waiver of, or delay in, the enforcement of any rights of the Holdings Member, or (b) any requirements for promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor or any other notice or similar requirement.
4.07    Conversion of Preferred Units.
(a)    Conditional Conversion Option. For so long as any outstanding Series A-2 Preferred Units are issued and outstanding and until the later of the fourth anniversary of the Effective Date and 30 days following the date on which no Series B Preferred Units are outstanding (such later date, the “Conversion Notice Deadline”), (i) if an Exit Event occurs, (ii) if the CWN TTM EBITDA Condition is satisfied or (iii) at any time following the third anniversary of the Effective Date, the Holdings Member may elect in each case by written notice to the Crestwood Member (the “Conversion Notice”) to cause the Company to convert all, but not less than all, of the then-outstanding Series A-2 Preferred Units into an aggregate number of Common Units that, following such Conversion, shall equal 49.99% of the aggregate number of outstanding Common Units as of immediately following such Conversion (the “Conversion”), which Common Units shall be issued to the Holdings Member (or, if the Crestwood Member acquired any Series A-2 Preferred Units pursuant to Section 3.04 (Right of First Offer on Indirect Holdings Member Transfer), then to the Holdings Member and the Crestwood Member in proportion to their respective ownership of all Series A-2 Preferred Units); provided, however, that (x) the Holdings Member’s right to effect a Conversion shall be limited solely to the extent required to be limited by applicable law and (y) if any of the conditions set forth in clauses (i) or (ii) has not been satisfied prior to the date that is 45 days prior to the Conversion Notice Deadline, but subsequently is satisfied prior to the Conversion Notice Deadline and the Holdings Member notifies the Company in writing that it desires to deliver a Conversion Notice prior to the Conversion Notice Deadline, and expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is required in order for the Conversion to occur (“HSR Approval”), then the Conversion Notice Deadline shall automatically be extended until the earlier of (A) receipt of HSR Approval and (B) 45 days following the satisfaction of such condition.
(b)    Effectiveness of Conversion; Rights of Holdings Member Upon Conversion. A Conversion shall be effective immediately, and without any payment of consideration or further action by the Company, or the Members, upon the delivery by the Holdings Member of a Conversion Notice to the Crestwood Member. Upon a Conversion, the rights of the Holdings Member (and if applicable, the Crestwood Member) in its capacity as a holder of Series A-2 Preferred Units or Series B Preferred Units shall cease with respect to such Units, including any rights under this Agreement with respect to such Units.
(c)    Reimbursement Obligation of the Holdings Member Following Conversion. No later than 10 Business Days following a Conversion, the Crestwood Member shall deliver a written notice to the Holdings Member setting forth the Adjusted Capex Amount and wire transfer instructions for the account to which the Holdings Member should deliver the funds required (if any) pursuant to this Section 4.07(c).  No later than 10 Business Days following the receipt of such notice, the Holdings Member shall deliver to the Crestwood Member a written notice agreeing to one of the following three options: (i) to pay to the Crestwood Member the Adjusted Capex Amount in immediately available funds to an account designated by the Crestwood Member, (ii) having the Company reduce the number of Common Units held by the Holdings Member following the Conversion by a number of Common Units equal to the quotient of (A) the Adjusted Capex Amount divided by (B) the Common Unit Price or (iii) electing to pay a portion of the Adjusted Capex Amount and instructing the Company to reduce the number of Common Units held by the Holdings Member following the Conversion by a number of Common Units equal to the quotient of (A) the balance of the Adjusted Capex Amount, divided by (B) the Common Unit Price. If the Holdings Member elects options (i) or (iii), then the Holdings Member shall deliver the Adjusted Capex Amount (or in the case of option (iii) the reduced amount thereof) to the Crestwood Member no later than 10 Business Days following the delivery of such notice to the Crestwood Member.  If the Holdings Member elects options (ii) or (iii), then, without any further action by the Company, the board or the Members, the number of Common Units held by the Holdings Member shall automatically be reduced as instructed, effective upon the Conversion. For the avoidance of doubt, in no event shall the Crestwood Member be required to pay any Adjusted Capex Amount to the Holdings Member.

ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS
5.01    Distributions.
(a)    Quarterly Series A-2 Preferred Distributions. Commencing with the Fiscal Quarter ending on March 31, 2018 and ending upon the earlier to occur of a Conversion or the redemption of all of the Series A-2 Preferred Units, the holders of the Series A-2 Preferred Units shall be entitled to receive cumulative distributions (each, a “Series A-2 Quarterly Distribution”), prior to any other distributions made in respect of any Common Units or other Interests other than any outstanding Deficiency Preferred Units, in the amount set forth in this Section 5.01(a) in respect of each Series A-2 Preferred Unit outstanding as of the end of such Fiscal Quarter. All such distributions shall be paid within 30 days after the end of each such Fiscal Quarter and, except as provided in the immediately following sentence, in cash in an amount equal to the Series A-2 Coupon Amount; provided, however, that the Series A-2 Coupon Amount shall be equal to zero for each Fiscal Quarter in respect of which there are Series C Preferred Units outstanding as of end of such Fiscal Quarter. For the Fiscal Quarter ending March 31, 2018, and for each Fiscal Quarter thereafter through and including the Fiscal Quarter ending March 31, 2019, the Series A-2 Quarterly Distribution may, at the election of the Company, be paid through the issuance to the Holdings Member of a number of Series A-2 Preferred Units (a “Series A-2 PIK Distribution”) equal to the quotient resulting from the division of (A) the Series A-2 Coupon Amount, by (B) the Series A-2 Preferred Unit Price. For purposes of this Agreement, a Series A-2 PIK Distribution shall be treated as a distribution of the Series A-2 Coupon Amount followed by an immediate contribution to the Company of such amount by the Holdings Member.
(b)    Distributions of Available Cash.
(i)    Subject to Section 5.01(b)(ii), the Managing Member shall cause the Company to make a distribution of 100% of all Available Cash in respect of a particular Fiscal Quarter to the Common Members in respect of the Common Units outstanding as of the end of such Fiscal Quarter (it being understood that, as of the Effective Date, the Crestwood Member shall be the only Common Member), provided that, if such distribution is prior to a Conversion, immediately prior to making such distribution (A) the Company has distributed any Series A-2 Quarterly Distribution required with respect to such Fiscal Quarter, (B) there are no Series A-2 Quarterly Distributions required to have been distributed pursuant to Section 5.01(a) with respect to any concluded Fiscal Quarter that remain unpaid, (C) no Series B Preferred Units are outstanding and (D) the Managing Member and the Company have each provided the Holdings Member with a written certificate in the form attached as Exhibit B at least three Business Days prior to making such distribution specifying that as of such time, no Material Adverse Change has occurred, nor will any Material Adverse Change occur as a result of the Company’s making such distribution.
(ii)    If a Conversion has not yet occurred, in addition to fulfilling the conditions set forth in the proviso of Section 5.01(b)(i), at any time after the fifth anniversary of the Effective Date, the Managing Member shall cause the Company to make a distribution of 100% of all Available Cash in respect of a particular Fiscal Quarter as follows:

(A)    First, pro rata to the Holdings Member and the Crestwood Member in accordance with their then-current respective aggregate Capital Contributions (but disregarding any contributions as contemplated by Section 4.05) as of the making of such distribution; provided that, for the purpose of this Section 5.01(b)(ii), (1) “Available Cash” shall include the aggregate amount of the Series A-2 Quarterly Distribution required to be distributed in respect of the Series A-2 Preferred Units with respect to such Fiscal Quarter and (2) the amount of Available Cash deemed to have been distributed to the Holdings Member for purposes of this Section 5.01(b)(ii) shall include the amount of any such Series A-2 Quarterly Distribution required to be distributed to the Holdings Member with respect to such Fiscal Quarter; and
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
(B)    Second, upon the receipt by the Holdings Member pursuant to Section 5.01(b)(ii)(A) of an amount of distributions in respect of each outstanding Series A-2 Preferred Unit equal to (1) the amount required to provide to the Holdings Member an IRR equal to *** on each such outstanding Series A-2 Preferred Unit, less (2) the Series A-2 Preferred Unit Price, then, 100% to the Crestwood Member in respect of the Common Units.
(c)    Special Proceeds. The Company shall use any Special Proceeds solely as follows: (A) first, to the extent that such Special Proceeds are not proceeds of a debt financing transaction undertaken by the Company or Jackalope LLC, to make (or be reserved for the making of) Required Jackalope Contributions; and (B) second, (I) to the extent that the Managing Member reasonably determines that no Required Jackalope Contributions will be required to be made at any time during the twelve months immediately following the Company’s receipt of such Special Proceeds, or (II) in the case that such Special Proceeds result from a debt financing transaction undertaken by the Company or Jackalope LLC, then the Managing Member shall cause the Company to redeem Series A-2 Preferred Units, pro rata from the Members in accordance with their respective ownership percentages of the aggregate outstanding Series A-2 Preferred Units, in cash as follows:
(i)    at any time prior to the fourth anniversary of the Effective Date, pursuant to Section 4.06(b) as if the Crestwood Member had elected to cause the Company to make such redemption solely for cash in connection with a Company Change of Control;
(ii)    at any time on or after the fourth anniversary of the Effective Date but prior the commencement of the Holdings Member Option Period, pursuant to Section 4.06(c) as if the Crestwood Member had elected to cause the Company to make such redemption solely for cash; or
(iii)    at any time after the commencement of the Holdings Member Option Period, pursuant to Section 4.06(e)(i) as if the Crestwood Member had elected to cause the Company to make such redemption solely for cash.

(d)    Withholding. Notwithstanding anything to the contrary herein, the Managing Member, in connection with and subject to the consent of the Holdings Member (such consent not to be unreasonably withheld, conditioned or delayed), shall determine the amounts of any required tax withholdings. In connection therewith, the Managing Member may retain or withhold amounts (including any amounts imposed pursuant to Section 6225 of the Code) and make tax payments, including interest and penalties thereon, on behalf of or with respect to any Member (“Tax Advances”). All Tax Advances made on behalf of a Member shall, at the option of the Managing Member, (i) be promptly paid to the Company by the Manager on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation of the Company otherwise payable to such Member. Whenever the Managing Member selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement, such Member shall be treated as having received all distributions unreduced by the amount of such Tax Advance. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the liabilities and obligations of each Member under this Section 5.01(d) shall survive any deemed Transfer of an interest in the Company by such Member or such Member ceasing to be a Member under this Agreement.
(e)    Distributions in Error. Any distributions pursuant to this Section 5.01 made in error or in violation of Section 18-607(a) of the Act, will, upon good faith demand by the Managing Member (or the Holdings Member, if such distribution in error was received by the Managing Member), be returned to the Company.
5.02    Allocations.
(a)    In General. Except as provided in Section 5.02(b), for purposes of maintaining Capital Accounts, items of Company income, gain, loss, deduction and credit for each applicable accounting period (taking into account, for this purpose, any positive adjustments to the Book Values of Company assets in the same manner as if such adjustments were items of income or gain and any negative adjustments to the Book Values of Company assets in the same manner as if such adjustments were items of deduction or loss) shall be allocated among the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such period to equal the amount (which may be negative) determined for such Member by subtracting item (ii) from item (i) below:
(i)    the amount that would be distributed to such Member (other than any amounts treated as a guaranteed payment under Section 707(c) of the Code) if: (A) all Company assets were sold for cash equal to their Book Values; (B) all Company obligations were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Member Nonrecourse Debt, to the Book Values of the assets securing or subject to such liability); and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 10.02(c) (ignoring, for this purpose, Section 10.02(c)(ii)(B)(1), and applying Section 10.02(c)(ii)(B)(2) as if it applied at any time prior to the commencement of the Holdings Member Option Period); over

(ii)    the sum of: (A) such Member’s share of the Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g) computed immediately prior to the hypothetical sale described above, (B) such Member’s share of Member Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), computed immediately prior to the hypothetical sale described above and (C) the amount, if any, that such Member is obligated to contribute to the capital of the Company computed after the hypothetical events described in Section 5.02(a)(i) above;
provided, however, notwithstanding anything to the contrary in this Section 5.02(a), the amount of items of Company deduction and loss allocated to any Member pursuant to this Section 5.02(a) shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have a deficit balance in its Adjusted Capital Account at the end of any Tax Year or other applicable accounting period. Items of deduction and loss in excess of such limitation shall be allocated to the Members who do not have deficit balances in their Adjusted Capital Accounts, pro rata, in proportion to the amounts that may be so allocated to them without causing them to have such deficit balances.
(b)    Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.02(a), the following special allocations will be made in the following order of priority:
(i)    Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during an applicable accounting period, then each Member will be allocated items of Company income and gain for such period (and, if necessary, for subsequent periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.02(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.
(ii)    Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any applicable accounting period, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5) will be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2) and (j)(2)(ii). This Section 5.02(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.
(iii)    Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to such Member in an amount and manner sufficient to eliminate any resulting deficit balance in such Member’s Adjusted Capital Account as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.02(b)(iii) were not in this Agreement. It is intended that this Section 5.02(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
(iv)    Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704‑1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with their Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(v)    Nonrecourse Deductions. The Nonrecourse Deductions for each Tax Year will be allocated to holders of Common Units in proportion to the relative number of Common Units held.
(vi)    Member Nonrecourse Deductions. Member Nonrecourse Deductions will be allocated to the Members that bear the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
(vii)    Curative Allocations. The allocations contained in the foregoing provisions of this Section 5.02(b), and any allocations required following the proviso in Section 5.02(a), are intended to comply with certain requirements of the Treasury Regulations promulgated under Code Section 704. It is the intent of the Members and the Company that, to the extent possible, all such allocations shall be offset either with other such allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 5.02(b)(vii), so that after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if no such allocations had been made and all items were allocated pursuant to Section 5.02(a) (not including the allocations required following the proviso in Section 5.02(a)).
(viii)    Noncompensatory Option. Items of income, gain, loss or deduction resulting from a restatement of the Book Values of Company assets pursuant to clause (b)(iii) of the definition of Book Value shall be allocated among the Members in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(2).

(c)    Tax Allocations.
(i)    Except as provided in Section 5.02(c)(ii) hereof, to the maximum extent possible, for U.S. federal income tax purposes (and for purposes of any state or local income or franchise tax that follows the federal treatment), each item of Company income, gain, loss or deduction will be allocated among the Members in the same manner as the correlative item of income, gain, loss or deduction is allocated for purposes of maintaining Capital Accounts pursuant to this Article V.
(ii)    Tax items with respect to any Company asset that has a Book Value that differs from its adjusted tax basis will be allocated among the Members for federal income tax purposes in a manner consistent with the Treasury Regulations promulgated under Code Sections 704(b) and 704(c) so as to take into account such difference utilizing the remedial allocation method under Treasury Regulations Section 1.704-3(d).
(d)    Other Provisions. The Members, their respective Affiliates and Permitted Transferees, and the Company, intend and agree to treat the Preferred Units as equity interests in the Company for U.S. federal income tax purposes, and the Company as a partnership, for U.S. federal income tax purposes, except as otherwise required by applicable law following a final “determination” under Code Section 1313 or as otherwise agreed by all of the Members (including, for the avoidance of doubt, the Holdings Member to the extent such treatment is relevant to the treatment of the Company or any holder of a Preferred Unit for any Tax Year or portion thereof in which the Holdings Member, any of its Affiliates or Permitted Transferees, is or was a Member). In the event that it is determined upon audit by the Internal Revenue Service that the Company, the Crestwood Member, or any of its Affiliates or Permitted Transferees, is required to treat the rights and obligations represented by the Preferred Units as indebtedness for U.S. federal income tax purposes, the Members, their respective Affiliates and Permitted Transferees, and the Company agree to revise the provisions of this Agreement and take such other action as may be reasonably requested by either Member to minimize the effect of such treatment on all of the Members.
(e)    Compliance with Subchapter K. Notwithstanding anything to the contrary in this Agreement, in the discretion of the Managing Member, with the consent of the Holdings Member, the Company may diverge from the allocations described herein as may be necessary or appropriate to comply with the provisions of subchapter K of the Code and the Treasury Regulations promulgated thereunder.
ARTICLE VI
MANAGEMENT
6.01    Authority of the Managing Member. Except as otherwise provided in this Agreement (including as provided in Section 6.02 or by applicable law), the power and authority to manage, direct and control the Company will be vested in the Managing Member, and the Managing Member will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Company. The Company will not have any officers or employees.

6.02    Actions Requiring Holdings Member Consent.
(a)    Actions Requiring Holdings Member Consent Prior to a Conversion. Notwithstanding anything herein to the contrary, except as provided in Section 6.03, prior to a Conversion, neither the Company nor any of its Subsidiaries will take, and neither the Managing Member nor any other Member will take any action so as to cause or permit the Company or any of its Subsidiaries to take, any of the following actions without the prior written consent of the Holdings Member:
(i)    the voting of the Jackalope LLC Interests held by the Company in connection with:
(A)    except during any Holdings Member Default Period, the sale of any material assets of Jackalope LLC or any of its Subsidiaries;
(B)    except during any Holdings Member Default Period, any merger or consolidation of Jackalope LLC or any of its Subsidiaries with or into any other Person;
(C)    any change in the distribution policy of Jackalope LLC;
(D)    except during any Holdings Member Default Period, the entry by Jackalope LLC or its Subsidiaries into any line of business other than (1) the Business (for purposes of this clause (D), as defined in the Jackalope LLC Agreement as of the Effective Date) or any change to any fundamental characteristic of, or exit from, the Business, or (2) in addition to any Business under clause (1), any commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to midstream infrastructure services (other than midstream infrastructure services that create material direct commodity price exposure) in connection with the production of crude oil or natural gas or natural gas liquids within the Area of Interest;
(E)    the issuance by Jackalope LLC of any equity securities;
(F)    the filing of a voluntary bankruptcy or similar proceeding by Jackalope LLC or any of its Subsidiaries or the election not to contest any bankruptcy or similar proceeding filed against Jackalope LLC or any of its Subsidiaries;
(G)    except during any Holdings Member Default Period, the incurrence by Jackalope LLC of any indebtedness for borrowed money (including the guarantee of the obligations of any other Person) not outstanding as of the Effective Date; or
(H)    the amendment, waiver, termination or any other material modification to material commercial contracts or the Jackalope LLC Agreement;
(ii)    except during any Holdings Member Default Period, the exercise by the Company of any tag-along right under Section 4.3 of the Jackalope LLC Agreement;

(iii)    the liquidation, dissolution, recapitalization or reorganization of the Company in any form of transaction;
(iv)    the authorization or issuance of any equity security, convertible security, phantom equity instrument or similar right that would not be subordinated to the Preferred Units, or the amendment of the terms of any such security, instrument or right to the extent such amendment would cause such security, instrument or right not to be subordinated to the Preferred Units;
(v)    the acquisition by the Company of any equity interest in any Entity other than Jackalope LLC;
(vi)    the election of, or any change in, the manner in which either (A) the Company or any material transaction undertaken by the Company is treated for tax purposes or (B) any material item of income or expense of the Company is treated for tax purposes;
(vii)    any change in the Company’s accountants to a firm that is not a Big Four Firm;
(viii)    the merger or consolidation of the Company with or into any other Entity;
(ix)    the Transfer of any equity interest in the Company (other than a Transfer permitted pursuant to Article III or a redemption or purchase of any Units effected in accordance with Article IV or Article V);
(x)    the sale, lease, pledge or other disposition of any material assets of the Company, including the Jackalope LLC Interest;
(xi)    except during any Holdings Member Default Period, undertaking a Public Offering;
(xii)    the entry by the Company into any line of business or activity other than (A) holding an equity interest in Jackalope LLC or (B) engaging in Agreed Midstream Services;
(xiii)    the amendment or waiver of any provision of the Certificate;
(xiv)    the filing of a voluntary bankruptcy or similar proceeding or the failure to contest any bankruptcy or similar proceeding filed against the Company;
(xv)    the conversion of the Company from a limited liability company into any other form of Entity;
(xvi)    the incurrence by the Company of any indebtedness for borrowed money (including the guarantee of the obligations of any other Person) or the encumbrance by the Company of any of its assets;

(xvii)    the entry into, or termination or amendment of, any contract, agreement, transaction or other arrangement between the Company or any of its Subsidiaries and the Crestwood Member or any of its Affiliates, other than a Permitted Utilization Arrangement;
(xviii)    except during any Holdings Member Default Period, the commencement or settlement of any tax contest, material dispute, arbitration, litigation, mediation or other proceeding;
(xix)    except during any Holdings Member Default Period, the amendment of the budget for any Agreed Midstream Project or any material change in the scope of development or operation of any Agreed Midstream Project;
(xx)    the removal or replacement of the Crestwood Member as the Managing Member other than as a result of a Transfer by the Crestwood Member in compliance with this Agreement;
(xxi)    any change in the distribution policy of the Company, or the making or authorization of any distribution other than as permitted by Article V; or
(xxii)    agree or commit to do any of the foregoing.
(b)    Actions Requiring Holdings Member Consent Following a Conversion. Notwithstanding anything herein to the contrary, except as provided in Section 6.03, following a Conversion, neither the Company nor any of its Subsidiaries will take, and neither the Managing Member nor any other Member will take any action so as to cause or permit the Company or any of its Subsidiaries to take, any of the following actions without the prior written consent of the Holdings Member:
(i)    the voting of the Jackalope LLC Interests held by the Company in connection with:
(A)    except during any Holdings Member Default Period, the purchase or sale of any assets of Jackalope LLC or any of its Subsidiaries in a single transaction or a series of related transactions for aggregate consideration exceeding ***;
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
(B)    except during any Holdings Member Default Period, any merger or consolidation of Jackalope LLC or any of its Subsidiaries with or into any other Person;
(C)    any change in the distribution policy of Jackalope LLC;

(D)    except during any Holdings Member Default Period, the entry by Jackalope LLC or its Subsidiaries into any line of business other than (1) the Business (for purposes of this clause (D), as defined in the Jackalope LLC Agreement as of the Effective Date) or any change to any fundamental characteristic of, or exit from, the Business, or (2) in addition to any Business under clause (1), any commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to midstream infrastructure services (other than midstream infrastructure services that create material direct commodity price exposure) in connection with the production of crude oil or natural gas or natural gas liquids within the Area of Interest;
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
(E)    the issuance by Jackalope LLC of any equity securities;
(F)    the filing of a voluntary bankruptcy or similar proceeding by Jackalope LLC or any of its Subsidiaries or the election not to contest any bankruptcy or similar proceeding filed against Jackalope LLC or any of its Subsidiaries;
(G)    except during any Holdings Member Default Period, the incurrence by Jackalope LLC of any indebtedness for borrowed money (including the guarantee of the obligations of any other Person) not outstanding as of the Conversion; or
(H)    the amendment, waiver, termination or any other material modification to material commercial contracts or the Jackalope LLC Agreement.
(ii)    the liquidation, dissolution, recapitalization or reorganization of the Company in any form of transaction;
(iii)    except as contemplated by Section 4.02(c), the issuance of any equity security, convertible security, phantom equity instrument or similar right to a third party;
(iv)    the election of, or any change in, the manner in which either (A) the Company or any material transaction undertaken by the Company is treated for tax purposes or (B) any material item of income or expense of the Company is treated for tax purposes;
(v)    the merger or consolidation of the Company with or into any other Entity;
(vi)    the Transfer of any equity interest in the Company (other than a Transfer permitted pursuant to Article III or a redemption or purchase of any Units effected in accordance with Article IV or Article V);

(vii)    the sale, lease, pledge or other disposition of any material assets of the Company, including the Jackalope LLC Interest, in a single transaction or a series of related transactions for aggregate consideration exceeding ***;
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
(viii)    except during any Holdings Member Default Period, undertaking a Public Offering;
(ix)    the entry by the Company into any line of business or activity other than (A) holding an equity interest in Jackalope LLC or (B) engaging in Agreed Midstream Services;
(x)    the amendment or waiver of any provision of the Certificate;
(xi)    the filing of a voluntary bankruptcy or similar proceeding or the failure to contest any bankruptcy or similar proceeding filed against the Company;
(xii)    the conversion of the Company from a limited liability company into any other form of Entity;
(xiii)    the incurrence by the Company of any indebtedness for borrowed money (including the guarantee of the obligations of any other Person) or the encumbrance by the Company of any of its assets;
(xiv)    the entry into, or termination or amendment of, any material contract, material agreement, material transaction or other material arrangement between the Company or any of its Subsidiaries and the Crestwood Member or any of its Affiliates, other than a Permitted Utilization Arrangement;
(xv)    subject to Section 6.06, adopt, approve or amend any Annual Budget, or make any expenditures resulting in an overrun in excess of 10% for any material line item in an Annual Budget;
(xvi)    except during any Holdings Member Default Period, the commencement or settlement of any tax contest, material dispute, arbitration, litigation, mediation or other proceeding in each case involving an amount in controversy exceeding ***;
(xvii)    to the extent that such expenditures exceed *** in the aggregate annually, the incurrence of expenditures for any capital asset expansion or capital asset enhancement, or series of related capital asset expansions and capital asset enhancements;
(xviii)    any change in the distribution policy of the Company, or the making or authorization of any distribution other than as contemplated by Article V; or

(xix)    agree or commit to do any of the foregoing.
(c)    Supplemental Holdings Member Consent Rights. In addition to matters set forth in Section 6.02(a), during any period in which either (x) any Series B Preferred Units are outstanding or (y) any Series A-2 Quarterly Distribution required to have been distributed in cash has not been paid in full in accordance with Section 5.01(a), neither the Company nor any of its Subsidiaries will take, and neither the Managing Member nor any other Member will take any action so as to cause or permit the Company or any of its Subsidiaries to take, any of the following actions without the prior written consent of the Holdings Member:
(i)    the voting of the Jackalope LLC Interests held by the Company in connection with any budget matters, capital expenditures or the incurrence of any indebtedness for borrowed money; or
(ii)    the granting of consent to any amendment to, modification of or waiver of any provision of the Articles of Organization of Jackalope LLC, the Jackalope LLC Agreement or any Transaction Document (as defined in the Jackalope LLC Agreement).
6.03    Opportunities; Midstream Project Opportunities.
(a)    Right to Compete. Notwithstanding anything else to the contrary in this Agreement, except for the limitations applicable to the Crestwood Member pursuant to Section 6.03(b), Section 6.03(c) and Section 6.03(d), nothing herein shall require the Crestwood Member or the Holdings Member (or any of their respective Affiliates or their direct or indirect equity owners) to bring any Midstream Project Opportunity or other opportunity to the Company (including any De Minimis Midstream Project Opportunity), and the Members (and their respective Affiliates and their respective direct or indirect equity owners) may engage or invest in, and devote their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company or its business (the “Right to Compete”), and neither the Company nor any other Member (nor any of their respective Affiliates or their direct or indirect equity owners) will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper. Subject to the limitations applicable to the Crestwood Member pursuant to Section 6.03(b), Section 6.03(c) and Section 6.03(d), the foregoing Right to Compete does not require notice to, approval from, or other sharing with, any of the other Members, the Company or any other Person, and, notwithstanding anything herein to the contrary, including in this Section 6.03, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity (except as otherwise set forth in Section 6.03(b), Section 6.03(c) or Section 6.03(d)) and are hereby fully and irrevocably disclaimed.
(b)    Prohibition on Pursuing Opportunities. Except for those matters set forth on Schedule I and for Excluded Opportunities, the Crestwood Member, CEQP and their controlled Affiliates are prohibited from pursuing, developing, owning, operating or investing in any Midstream Project Opportunities relating to the Business in the Area of Interest other than in accordance with this Section 6.03 (including with respect to De Minimis Midstream Project Opportunities which are prohibited other than as set out in Section 6.03(e)).
(c)    Project Requests.
(i)    The Crestwood Member may (but in no event shall be required to), from time to time, propose that the Company engage in a Midstream Project Opportunity relating to the Business in the Area of Interest by delivering a written request (each, a “Project Request”) to the Holdings Member. Each Project Request shall contain a reasonably detailed explanation of the Midstream Project Opportunity relating to the Business in the Area of Interest, including:
(A)    a detailed monthly budget for such Midstream Project Opportunity, including a good faith estimate of the costs and expenses of constructing, operating and maintaining such Midstream Project Opportunity and the revenues to be derived therefrom;
(B)    a detailed timetable for such Midstream Project Opportunity, including an estimated commencement date and material milestones and the estimated schedule for calling capital;
(C)    a framework for project review meetings with the Holdings Member, including approvals for any budget overruns, delays and other events that could materially impair the economics or viability of such Midstream Project Opportunity and subsequent requirements for Capital Contributions;
(D)    the proposed terms of any agreements with third parties that arise in connection with such Midstream Project Opportunity; and
(E)    the expected effect of such Midstream Project Opportunity on the Company and its existing business and assets.
(ii)    The Holdings Member agrees that any information furnished to the Holdings Member or its advisors in a Project Request or by or on behalf of the Crestwood Member in connection with the Holdings Member’s evaluation of any Midstream Project Opportunity (such information, “Evaluation Material”) shall be (A) kept strictly confidential and (B) used by the Holdings Member and its Affiliates, on or before the second anniversary of the date such Evaluation Material is furnished to the Holdings Member, solely for the purpose of evaluating the Company’s undertaking the Midstream Project Opportunity and implementing any Midstream Project Opportunity that becomes an Agreed Midstream Project; provided, however, that Evaluation Material shall not include any information to the extent that such information (I) was or becomes generally available to the public other than as a result of a disclosure by the Holdings Member, (II) was or becomes available to the Holdings Member from a source other than the Crestwood Member or its Affiliates, advisors or other representatives that is not bound by an obligation of confidentiality to the

Crestwood Member or its Affiliates or (III) was independently developed by the Holdings Member or its Affiliates without reference to or otherwise using the Evaluation Material.
(d)    Agreed Midstream Projects and Rejection.
(i)    If, within 45 days following receipt of a Project Request, the Holdings Member provides written notice to the Crestwood Member of its consent to the Company’s undertaking the applicable Midstream Project Opportunity, then such Midstream Project Opportunity shall be deemed an “Agreed Midstream Project” and the Company may pursue such Agreed Midstream Project in accordance with the terms set forth in the applicable Project Request and may request Capital Contributions with respect thereto in accordance with Section 4.02.
(ii)    If the Holdings Member (x) does not provide written notice to the Crestwood Member of its consent to the Company’s undertaking a Midstream Project Opportunity within 45 days following receipt of the applicable Project Request or (y) provides written notice to the Crestwood Member that it does not consent to the Company’s undertaking the relevant Midstream Project Opportunity prior to the expiration of such 45-day period (each such circumstance described in the foregoing clauses (x) and (y), a “Rejection”), then none of the Crestwood Member or its Affiliates, the Company or any of the Company’s Subsidiaries may pursue such Midstream Project Opportunity except as follows:
(A)    Prior to a Conversion, if such Midstream Project Opportunity was proposed to be undertaken by Jackalope LLC or its Subsidiaries, then the Company may undertake such Midstream Project Opportunity without the consent of the Holdings Member so long as the Crestwood Member commits to provide the required Capital Contributions to fund contributions required to be made by the Company to Jackalope LLC for such Midstream Project Opportunity pursuant to Section 4.02;
(B)    Following Conversion, if such Midstream Project Opportunity was proposed to be undertaken by Jackalope LLC or its Subsidiaries, then the Crestwood Member may undertake such Midstream Project Opportunity, as well as any enhancements, extensions or expansions of such Midstream Project Opportunity outside of the Company and its Subsidiaries (including Jackalope LLC and its Subsidiaries) so long as it does not utilize any assets of the Company and its Subsidiaries (including Jackalope LLC and its Subsidiaries) unless either the Holdings Member consents to such utilization or (1) such utilization is pursuant to arrangements that are on arms’ length terms and (2) such arrangements will not prevent the Company or its Subsidiaries (including Jackalope LLC and its Subsidiaries) from satisfying its obligations to any other Person (any arrangement permitted by this clause (B), a “Permitted Utilization Arrangement”); or
(C)    if such Midstream Project Opportunity was not proposed to be undertaken by Jackalope LLC or its Subsidiaries, then the Crestwood Member may undertake such Midstream Project Opportunity, as well as any enhancements, extensions or expansions of such Midstream Project Opportunity, outside of the Company and its Subsidiaries so long as it does not utilize any assets of the Company and its Subsidiaries (including Jackalope LLC and its Subsidiaries) unless under a Permitted Utilization Arrangement.
(e)    De Minimis Midstream Project Opportunities. Notwithstanding anything herein to the contrary, the Company shall be permitted (but not required) to pursue and effect a De Minimis Midstream Project Opportunity without the consent of the Holdings Member.
(f)    PRB JV. Without limiting the foregoing in this Section 6.03, if and to the extent that the Crestwood Member, CEQP or any of their controlled Affiliates become obligated pursuant to the terms of that certain PRB LLCA (as defined on Schedule I) to pursue, develop, own, operate or invest in a Midstream Project Opportunity relating to the Business in the Area of Interest that does not constitute an Excluded Opportunity through the PRB JV (as defined on Schedule I), then the Crestwood Member shall use its reasonable best efforts to do so by means of an investment by the Company or its Subsidiaries; provided that such reasonable best efforts shall not require the Crestwood Member or any of its Affiliates to (i) pay any amounts to any Person or make any economic concessions to any Person or (ii) initiate, or threaten to initiate, any action, proceeding or litigation against any Person. Notwithstanding the foregoing and without limiting other ways in which the Crestwood Member may satisfy its obligations under this Section 6.03(f), the Crestwood Member shall have no further obligations under this Section 6.03(f), if the Crestwood Member offers to contribute the interest in the PRB JV held by an Affiliate of the Crestwood Member to the Company as a Capital Contribution valued at Fair Market Value thereof; provided that if within thirty (30) days of being notified of such offer, the Holdings Member requests that the Crestwood Member make such Capital Contribution, the Crestwood Member shall make such Capital Contribution as soon as possible thereafter in exchange for a number of Common Units equal to the Fair Market Value of such Capital Contribution divided by (i) if such Capital Contribution is made prior to the Conversion, the Common Unit Price (it being understood for the avoidance of doubt that such Capital Contribution shall be taken into account in the determination of the Adjusted Capex Amount) or (ii) if such Capital Contribution is made following the Conversion, the Fair Market Value of a Common Unit.
6.04    Indemnification; Limitation of Liability.
(a)    Subject to Section 6.04(b), (i) a Member, in its capacity as such, shall have no fiduciary or other duty to the Company, any other Member or any other Person that is a Party or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing and (ii) such Member shall not be liable in damages to the Company, any other Member or any other Person that is a Party or is otherwise bound by this Agreement by reason of, or arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that it is determined by a final, non-appealable order of a court of competent jurisdiction that any of the foregoing was caused by (x) a breach or violation of the implied contractual covenant of good faith and fair dealing or the duties imposed by Section 6.04(b), (y) actual fraud or willful misconduct, or, (z) with respect to any criminal action or proceeding, conduct of a Member that such Member had reasonable cause to believe was unlawful.
(b)    Except with respect to the Managing Member’s Right to Compete and the fiduciary duties related thereto, which duties are hereby disclaimed, the Managing Member shall have fiduciary duties of loyalty and care to the Company similar to that of directors and officers of for-profit corporations organized under the General Corporation Law of the State of Delaware.
(c)    To the maximum extent permitted by applicable law, but subject to the provisions of this Section 6.04, the Members and the Managing Member (each an “Indemnitee”), each as provided below, will not be liable for, and will be indemnified and held harmless by the Company against, any and all claims, actions, demands, losses, damages, liabilities, costs or expenses, including attorneys’ fees, court costs, and costs of investigation, actually and reasonably incurred by any such Indemnitee (collectively, “Indemnified Losses”) arising from any civil, criminal or administrative proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Member or the Managing Member, whether or not it continues to be such at the time any such Indemnified Loss is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction to (i) with respect to the Managing Member, have been caused by any breach of the duties imposed by Section 6.04(b), (ii) with respect to all Indemnitees, have been caused by a willful breach of the terms of this Agreement or the actual fraud, gross negligence, willful misconduct or bad faith of such persons, or (iii) with respect to criminal matters, have occurred in connection with activity that an Indemnitee had reason to believe was unlawful. IT IS THE EXPRESS INTENT OF THE PARTIES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY LOSS THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INDEMNITEE.
(d)    To the maximum extent permitted by applicable law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company or brought by any of the Members against such Indemnitee), will be paid by the Company in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.04 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the Managing Member.
(e)    Any indemnification pursuant to this Section 6.04 will be made only out of the assets of the Company and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party.
(f)    The rights of indemnification provided in this Section 6.04 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including advancement of expenses) or as a matter of law.

6.05    No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statue) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Parties. No Person who is not a Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to any, of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statue) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
6.06    Initial Budget and Annual Budgets. The Members hereby adopt and approve the Initial Budget, as set forth on Exhibit D as the initial operating budget of the Company and agree that such Initial Budget shall be deemed to be the Annual Budget for the period set forth therein. Subsequent Annual Budgets shall be approved (a) prior to a Conversion, by the Managing Member and (b) after a Conversion, pursuant to Section 6.02(b)(xv). In the case of clause (b) in the preceding sentence, if the Members do not approve any proposed Annual Budget in accordance with Section 6.02(b)(xv) within 30 days after the Company submits such Annual Budget to the Members, the Company shall continue to use the Annual Budget for the previous year, extrapolated to a 12-month budget period if necessary, except that (i) any items of the proposed Annual Budget that previously have been approved by the Crestwood Member and the Holding Member shall be given effect in substitution of the corresponding items in the Annual Budget for the previous year, (ii) any one-time or non-recurring items and the corresponding budget entries therefor shall be deleted, and (iii) all other expenses from the Annual Budget for the previous year shall be increased by 10%.

ARTICLE VII
RIGHTS OF MEMBERS; CONFIDENTIALITY
7.01    Access to Information.
(a)    Generally. In addition to the other rights specifically set forth in this Agreement, the Members and Permitted Transferees will have access to all information to which a Member is entitled to have access pursuant to the Act. The Company shall permit the Holdings Member (so long as the Holdings Member is a Member) to send representatives to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of the Company’s business, affairs, finances, and accounts with the Company’s officers and its independent public accountants, all at such reasonable times during the Company’s usual business hours and as often as the Holdings Member may reasonably request and to consult with and advise management of the Company, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company.
(b)    Jackalope LLC Matters. Upon receipt by the Managing Member, the Managing Member will promptly forward to the Holdings Member all information, reports and other materials, including board materials, documents and presentations, furnished to the Managing Member, or otherwise to the Company in its capacity as a member of Jackalope LLC, including pursuant to Section 2.9 and Section 2.17 of the Jackalope LLC Agreement. In addition, following any failure of the Company to pay any Series A-2 Quarterly Distribution when required to be distributed or the occurrence of a Deficiency Event, the Holdings Member shall be entitled to make inquiries into the operations of Jackalope LLC, including with respect to the books and records required to be kept by Jackalope LLC pursuant to Section 2.9 of the Jackalope LLC Agreement, and the Managing Member on behalf of the Company will make such inquiries and will promptly provide the Holdings Member with all information obtained with respect to such inquiries. Without limiting the foregoing, after a Conversion, the Managing Member shall take all commercially reasonable actions (which for the avoidance of doubt shall not require the Managing Member or the Company to make any payments to any Person) necessary to provide the Holdings Member board observation rights for any meetings among any of the following: (i) the Members (as such term is defined in the Jackalope LLC Agreement) of Jackalope LLC, (ii) the members of the Strategy Committee (as such term is defined in the Jackalope LLC Agreement) or (iii) among directors or managers of Jackalope LLC, if any.
7.02    Financial Reports. The Company shall furnish the following to the Holdings Member:
(a)    as soon as available, but not later than thirty (30) Business Days after the end of each calendar month financial statements of the Company, including monthly and year-to-date balance sheets, income statements, cash flow statements, statements of members’ equity and a general ledger prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis;

(b)    as soon as available, but not later than one hundred eighty (180) calendar days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2013), a consolidated balance sheet of Company and its consolidated Subsidiaries as of December 31 of each Fiscal Year and the related consolidated statements of income, changes in members’ equity and cash flows of Company and its consolidated Subsidiaries for the Fiscal Year then ended, such annual financial reports to include notes and to be in reasonable detail, all prepared in accordance with U.S. GAAP;
(c)    solely to the extent available, any audited financial statements of Jackalope LLC;
(d)    promptly (but in no event later than two days) after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, employees, prospects, financial condition or capitalization of the Company, notice of such event together with a summary describing the nature of the event and its impact on the Company;
(e)    within 15 days of the formation of any subsidiary company or joint venture in which the Company has Control, the Company shall provide the Holdings Member notice of such formation or acquisition and an updated organizational diagram; provided, however, that the Company’s undertaking any such activity shall still be subject to Section 6.02; and
(f)    any other information that the Holdings Member may reasonably request.
7.03    Audits. The Holdings Member shall have the right to conduct, or cause to be conducted, audits of the books and records of the Company. The expenses of such audits shall be borne by Holdings Member. No other Member in its capacity as a Member will have the right to conduct, or cause to be conducted, an audit of the books and records of the Company.
7.04    Confidentiality. No Party will divulge to any Person any confidential information, paper or document relating to the assets, liabilities, operations, business affairs or any other such information about the Company or any of its Subsidiaries that is not already publicly available or that has not been publicly disclosed pursuant to authorization by the Members, except (a) as required by law or under the terms of a subpoena or order issued by a court of competent jurisdiction or by any applicable governmental body, (b) as required pursuant to an order of a court of competent jurisdiction or (c) to an Entity under 100% common Control with such Member (a “Permitted Affiliate”), provided that, any Party disclosing any such information to a Permitted Affiliate will (i) inform such Permitted Affiliate of the obligations of this Section 7.04 and (ii) be responsible for any breach of this Section 7.04 by any such Permitted Affiliate. The right to maintain the confidentiality of the affairs of the Company in connection with the Company’s business may be enforced by the Company by way of an injunction issued out of any court of competent jurisdiction, and such right will not restrict or take the place of the Company’s rights to money damages, actual and exemplary, for a violation of the provisions of this Section 7.04. Notwithstanding anything to the contrary in this Section 7.04, a Member may disclose information about the Company or any of its Subsidiaries to potential transferees of Units or to such Member’s representatives, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers, and financial advisors) (each, a “Representative”); provided, however, such potential transferee must execute a confidentiality agreement in customary form prior to such disclosure which (A) requires the recipient to keep the information confidential and (B) prohibits the recipient from using the information for any purpose other than evaluating the potential Transfer and any such Representative must be similarly bound with respect to confidentiality and usage. The confidentiality obligations of the Members will survive any termination of the membership of any Member in the Company. Notwithstanding the foregoing or anything else herein to the contrary, the Members (and each affiliate and Person acting on behalf of any Member) agree that each Member (and each employee, representative and other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Sections 6011 and 6112 of the Code and the Treasury Regulations promulgated thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Member or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.
7.05    Press Releases. Neither the Company nor any Party or Affiliate of any Party shall issue, or authorize to be issued, any press release, interview, article or other media release (including an internet posting, web blog or other electronic publication) that makes reference to this Agreement or the transactions contemplated herein, without the prior unanimous written consent of the Members.
ARTICLE VIII
TAXES
8.01    Tax Returns. The Managing Member will cause to be prepared and filed all necessary federal, state and local tax returns for the Company, and the Managing Member will select an appropriate accounting firm to prepare such tax returns. The Company shall furnish to each Member the Company’s estimated IRS Form 1065 including the Schedules K-1 no later than February 20th following each Tax Year. The Holdings Member may review and comment on the Company’s draft federal tax return and the Managing Member and the accounting firm preparing such return shall provide the Holdings Member with any supporting information reasonably requested by the Holdings Member for the purpose of reviewing such tax returns and the Managing Member and accounting firm shall consider the Holdings Member’s comments in good faith prior to finalizing such tax return. The Company shall furnish to each Member a final IRS Form 1065, Schedule K-1 with respect to such Member no later than April 15th following each Tax Year. The Company also shall use reasonable best efforts to timely provide such other information, if any, with respect to the Company as may be reasonably necessary for the preparation of each Member’s, or its direct or indirect owners’, state or local income tax (or information) returns for such Tax Year, in each case at the Member’s expense. Upon the request of the Holdings Member, the Company will furnish to the Holdings Member copies of any and all returns that are actually filed, promptly after their filing.

8.02    Tax Elections.
(a)    Elections by the Company. Subject to Sections 6.02(a)(vi), 8.02(b) and 8.03 the Crestwood Member will determine the elections to be made by the Company for tax purposes.
(b)    Entity Classification Election. Neither the Company nor any Member may make an election for the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, and no provision of this Agreement will be construed to sanction or approve such an election.
8.03    Tax Audits. In the event of an audit or inquiry by any taxing authority of tax matters relating to the Company (any such audit or inquiry, a “Tax Proceeding”), the Crestwood Member shall represent the Company as the tax matters partner within the meaning of Section 6231(a)(7) of the Code and as the partnership representative pursuant to 6223(a) of the Code (as amended by the Bipartisan Budget Act of 2015); provided that, in all events, the Crestwood Member shall provide the Holdings Member with prompt notice of any audit or inquiry, shall consult with the Holdings Member on a regular basis regarding any such audit or inquiry, the Holdings Member shall be entitled to attend any meetings or conferences with the Internal Revenue Service (with counsel of its own choosing) relating to the Company or the U.S. federal income tax treatment of any items relating to the Company, all filings, elections, responses and other correspondence with the Internal Revenue Service on behalf of the Company or relating to the U.S. federal income tax treatment of any items relating to the Company shall be jointly approved by the Holdings Member and the Crestwood Member, and the Crestwood Member shall not settle or compromise any Tax Proceeding without the written consent of the Holdings Member, such consent not to be unreasonably withheld, conditioned or delayed. Expenses incurred by the Crestwood Member or the Holdings Member with respect to the matters described in this Section 8.03 shall be borne by the Company. Each Member and former Member, as applicable, agrees to cooperate with the tax matters partner or partnership representative, as applicable, and to do or refrain from doing any or all things reasonably required by the tax matters partner or partnership representative in connection with the conduct of any Tax Proceeding, including, without limitation, filing amended tax returns and paying any tax due by such Member or former Member in accordance therewith. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any taxes, penalties and interest payable by the Company as a result of a Tax Proceeding with respect to income attributable to such Member (including, without limitation, with respect to any former Member, any taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding Units or any other interest in the Company). The allocation of taxes to each member under the preceding sentence shall be made in consultation with and subject to the consent of the Holdings Member, such consent not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the liabilities and obligations of each Member under this Section 8.03 shall survive any deemed Transfer of an interest in the Company by such Member or such Member ceasing to be a Member under this Agreement.

ARTICLE IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
9.01    Maintenance of Books and Records. The books of account for the Company and other records of the Company will be located at the principal office of the Company or such other place as Managing Member may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Members will be maintained in accordance with the definition of “Capital Account” in this Agreement.
9.02    Reports. The Company will cause to be prepared or delivered such reports as the Managing Member may require and as are required to be prepared and delivered to the Holdings Member pursuant to Section 7.02. The Company will bear the costs of such reports.
9.03    Bank Accounts. The Managing Member will cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company name with such financial institutions and firms as the Managing Member may select and with such signatories thereon as the Managing Member may designate.
ARTICLE X
DISSOLUTION, LIQUIDATION AND TERMINATION
10.01    Dissolution. The Company will dissolve and its affairs will be wound up upon the first to occur of any of the following:
(a)    the unanimous vote of the Holdings Member and the Crestwood Member; or
(b)    the occurrence of any other event causing dissolution of the Company under the Act;
provided, however, that upon dissolution pursuant to clause (b) of this Section 10.01, any or all of the remaining Members may elect to continue the business of the Company within 90 days of the occurrence of the event causing such dissolution. The death, resignation, withdrawal, bankruptcy, insolvency or expulsion of any Member will not dissolve the Company.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
10.02    Liquidation and Termination. On dissolution of the Company, the Holdings Member, or, during any Holdings Member Default Period, the Managing Member, may appoint one or more Persons as liquidator(s), which Person or Persons shall be reasonably approved by the Crestwood Member. The liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(a)    as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)    the liquidator will pay from Company funds all of the debts and liabilities of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(c)    the Company will dispose of all remaining assets as follows:
(i)    the liquidator may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 5.02; and then pursuant to clause (ii) below:
(ii)    thereafter, if any, Company property will be distributed among the Members in accordance with the following:
(A)    First, 100% to the Holdings Member and the Crestwood Member, pro rata in accordance with their respective holdings of Deficiency Preferred Units, until (x) the Holdings Member has received an amount so as to result in an IRR to the Holdings Member of *** on the aggregate Deficiency Contributions made by the Holdings Member in respect of such Series B Preferred Units and (y) the Crestwood Member has received an amount so as to result in an IRR to the Crestwood Member of *** on the aggregate Default Contributions made by the Crestwood Member in respect of such Series C Preferred Units;
(B)    Second, 100% to the Holdings Member in redemption of the outstanding Series A-2 Preferred Units as follows:
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
(1)    at any time prior to the fourth anniversary of the Effective Date, pursuant to Section 4.06(b) in an amount determined as if the Crestwood Member had elected to cause the Company to make such redemption solely for cash in connection with a Company Change of Control;
(2)    at any time on or after the fourth anniversary of the Effective Date but prior to the commencement of the Holdings Member Option Period, pursuant to Section 4.06(c) in an amount determined as if the Crestwood

Member had elected to cause the Company to make such redemption solely for cash; or
(3)    at any time after the commencement of the Holdings Member Option Period, pursuant to Section 4.06(e)(i) in an amount determined as if the Crestwood Member had elected to cause the Company to make such redemption solely for cash;
(C)    The remainder, if any, 100% to the Common Members, pro rata in proportion to their respective ownership of outstanding Common Units.
(d)    All distributions in kind to the Members will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 10.02.
10.03    Cancellation of Filing. On completion of the distribution of Company assets as provided herein, the Company will be terminated, and the Managing Member (or such other Person or Persons as may be required) will cause the cancellation of any other filings previously made on behalf of the Company and will take such other actions as may be necessary to terminate the Company.
ARTICLE XI
GENERAL PROVISIONS
11.01    Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing (except as otherwise provided in Section 11.12) and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery, (c) by delivering such writing to the recipient in person, by courier, (d) by facsimile transmission or (e) email transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a Member will be sent to or made at the addresses given for that Member on the list attached hereto as Exhibit A or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company also will be given to the Crestwood Member and the Holdings Member. Any notice, request or consent to CEQP will be given to the following address: 811 Main Street, Suite 3400, Houston, Texas 77002, Attention: General Counsel.
11.02    Entire Agreement; Third Party Beneficiaries. This Agreement, together with its Exhibits, constitutes the entire agreement of the Parties relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors, personal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that

Nonparty Affiliates are intended to be third-party beneficiaries with rights to enforce the provisions of Section 6.05 as though a Party.
11.03    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.
11.04    Amendment or Modification. Except for any amendments to Exhibit A made solely to reflect issuances of additional Units or admission of Members in accordance with this Agreement, which amendments may be made by the Managing Member, this Agreement may be amended or modified from time to time only by a written instrument executed by each of the Crestwood Member and the Holdings Member; provided, however, that following the termination of the Holdings Member as a Member in accordance with this Agreement, the Holdings Member’s consent shall only be required to amend or modify the Surviving Provisions or to otherwise amend or modify the Agreement in a manner that would negatively affect the Holdings Member’s rights under the Surviving Provisions.
11.05    Survivability of Terms. The terms and provisions of the obligations or agreements of the Members under Sections 3.07, 3.08, 3.09, 6.04, 6.05, 7.03, 7.04, 7.05, Article VIII and Section 9.01 and Article XI herein shall survive any termination of this Agreement and will be construed as agreements independent of any other provisions of this Agreement.
11.06    Binding Effect. Subject to Article III, this Agreement will be binding on and inure to the benefit of the Parties and their respective legal representatives and trustees.
11.07    Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.
11.08    Consent to Jurisdiction; Waiver of Jury Trial. THE COMPANY AND THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES OR THE COMPANY AND THE PARTIES ARISING OUT OF THIS AGREEMENT, AND THE COMPANY AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND

DETERMINED IN SUCH COURTS. THE COMPANY AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. THE COMPANY AND EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.
11.09    Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Party will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.
11.10    Title to Company Property. All assets shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.
11.11    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.
11.12    Electronic Transmissions. Each of the Parties agrees that (a) any signed consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any Party, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant Party or Parties in its original form. Each of the Parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
11.13    Equitable Relief. The Parties hereby acknowledge and agree that the terms of this Agreement are necessary to protect the Company’s and the Members’ legitimate business interests, and that breaches of this Agreement would cause irreparable harm and injury to the Company and the Members, which cannot adequately be remedied through damages at law. Accordingly, the Parties agree that the remedies of the Company and of the Members may include specific performance, a temporary restraining order, preliminary and permanent injunctive relief, or any other equitable relief against any threatened or actual breach by a Party without the need to post bond or other security in connection therewith.
[Signature Page Follows]

IN WITNESS WHEREOF, the Crestwood Member, the Holdings Member, and, solely for the purposes of Section 4.06(g) and Article XI (as well as any other provisions of this Agreement necessary to give meaning to the foregoing), CEQP have executed this Agreement effective as of the Effective Date.
CRESTWOOD:
CRESTWOOD MIDSTREAM PARTNERS LP
By: Crestwood Midstream GP LLC, its general partner

By:	/s/ Robert Halpin

Name:	Robert Halpin

Title:	Executive Vice President and Chief Financial Officer
CEQP:
CRESTWOOD EQUITY PARTNERS LP
By: Crestwood Equity GP LLC,
its general partner

By:	/s/ Robert Halpin

Name:	Robert Halpin

Title:	Executive Vice President and Chief Financial Officer

(Amended and Restated Limited Company Agreement of Crestwood Niobrara LLC)

HOLDINGS MEMBER:
CN JACKALOPE HOLDINGS, LLC

By: /s/ Tyson Yates
Name: Tyson Yates
Title: Vice President

(Amended and Restated Limited Company Agreement of Crestwood Niobrara LLC)

SCHEDULE I
Existing Agreements within the Area of Interest

I.	Crestwood Member
An Affiliate of Crestwood is a member of Powder River Basin Industrial Complex, LLC (the “PRB JV”), pursuant to the Amended and Restated Limited Liability Company Agreement of the PRB JV, dated as of August 30, 2013 (as amended, the “PRB LLCA”). The PRB JV’s purpose is to develop, design, finance, construct, own operate and maintain a rail terminal in Converse County, Wyoming. The existing system in the PRB JV shall not be subject to the provisions of Section 6.03(b) and any opportunities that are required to be provided to the PRB JV under the PRB LLCA will not be subject to the provisions of Section 6.03(b) unless such opportunities are rejected by the PRB JV.

Exhibit A
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
Members, Classes, Capital Contributions and Units

Member	Initial Capital Contribution	Additional Capital Contributions	Common Units	Series A-2 Preferred Units
CN Jackalope Holdings, LLC Notices to: ***	$175,000,000	- 0 -	- 0 -	175,000,000
Crestwood Midstream Partners LP Notices to: 811 Main St., Suite 3400 Houston, TX 77002 Attn: General Counsel Facsimile: (832) 519-2250	$139,906,373	- 0 -	139,906,373	- 0 -

Exhibit B
Form of Pre-Distribution Certification
[attached]

FORM OF
PRE-DISTRIBUTION CERTIFICATION
This certificate is being executed and delivered pursuant to Section 5.01(b)(i)(D) of that certain Second Amended and Restated Limited Liability Company Agreement of Crestwood Niobrara LLC (the “Company”),dated as of December [28],2017,as amended from time to time in accordance with the terms thereof (the “LLC Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the LLC Agreement.
WHEREAS,the Managing Member intends to cause the Company on the date hereof to make a distribution of Available Cash in respect of the Fiscal Quarter ended [●],20[●]pursuant to Section 5.01(b) of the LLC Agreement (the “Distribution”).
NOW,THEREFORE,the undersigned,on behalf of the Company and the Managing Member,hereby certify that as of the date hereof,no Material Adverse Change has occurred,nor will any Material Adverse Change occur as a result of the Company’s making the Distribution.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this certificate as [●], 20[●].

MANAGING MEMBER:
CRESTWOOD MIDSTREAM PARTNERS LP
By: Crestwood Midstream GP LLC, its general partner
By:
Name
Title
COMPANY:
CRESTWOOD NIOBRARA LLC
By: Crestwood Midstream Partners LP, its managing member
By: Crestwood Midstream GP LLC, its general partner
By:
Name:
Title:

[Signature Page –Pre-Distribution Certificate]

[Signature Page –Pre-Distribution Certificate]

Exhibit C
Sample Calculation of IRR
[***]

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
Exhibit D
Initial Budget
[***]

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).